ASSET PURCHASE AGREEMENT

between and among

Addisco Value, LLC, a North Carolina limited liability company
Triangle Chiropractic Associates P.C., a North Carolina professional corporation
Bluffton TJ, LLC a South Carolina limited liability company

And

The Joint Corp., a Delaware corporation

Dated as of December 5, 2025

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 5, 2025, between and among:
Addisco Value, LLC, a North Carolina limited liability company as owned by Alexander Klaus (“Addisco”), Triangle Chiropractic Associates P.C., a North Carolina professional corporation as owned by Todd Wegerski, DC (“Triangle Chiropractic”), and Bluffton TJ, LLC, a South Carolina limited liability company as owned by Andrew Michael Evec and Susan Ruth Train (“Bluffton”) (Addisco, Triangle Chiropractic and Bluffton collectively referred to herein as the “Buyer(s)”)(Alex Klaus, Lisa Ezell, Andrew Michael Evec, and Susan Ruth Train (collectively the “Guarantor(s)”); and

The Joint Corp., a Delaware corporation doing business as The Joint Chiropractic (hereafter, as “The Joint” or “Seller”).
Buyer(s) and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, is the franchisor of The Joint Chiropractic® franchise system, and owns the assets of, and contractually engages a professional chiropractic company to operate twenty-two (22) The Joint Chiropractic® clinics listed in Schedule A attached hereto (collectively referred to herein as the “Clinics” or the “Businesses”, each as a “Clinic” or a “Business”, the physical locations of the Clinics are collectively referred to herein as the “Premises”;

WHEREAS, Addisco, Triangle Chiropractic, and Bluffton each desire to purchase and assume from Seller the assets and liabilities of their respective clinics specifically allocated to said Buyer(s) on Schedule A-1 for Addisco, Schedule A-2 for Triangle Chiropractic and Schedule A-3 for Bluffton (collectively the “Allocated Clinics”), and to close contemporaneously under this single Agreement;

WHEREAS, the Seller desires to sell, transfer and assign to Buyer(s), and Buyer(s) desires to purchase and assume from Seller, substantially all the assets of the Clinics, which transfer includes and assignment of all the leasehold interests for the Premises, subject to the terms and conditions set forth herein (“Transaction”);

WHEREAS, Seller will franchise the Businesses to the Buyer(s) pursuant to The Joint Chiropractic franchise agreements for each Clinic and entered into by the Parties through separate transactions at Closing as further described herein, copies of which will be attached hereto in Exhibit A (collectively, the "Franchise Agreements", and each a “Franchise Agreement”);

WHEREAS, the Franchise Agreements shall each be amended pursuant to the amendments as further described herein, copies of which will be attached hereto as Exhibit B (collectively, the “Franchise Agreement Amendments”, and each a “Franchise Agreement Amendment”);

WHEREAS, Addisco will acquire the non-exclusive development rights for one (1) The Joint Chiropractic® clinic pursuant to a development agreement entered into by the Parties through a separate transaction at Closing as further described herein, and a copy of which will be attached hereto in Exhibit C (the "Development Agreement"); and

WHEREAS, Seller will sell, transfer and assign the leases, as further described herein and copies of which will be attached hereto as Exhibit D (the “Leases”), to Buyer(s) pursuant to twenty-two (22) lease assignments, as further described herein and copies of which will be attached hereto as Exhibit E (the “Lease Assignments”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1    Basic Transaction. At the Closing, Seller shall sell, assign, transfer, convey and deliver to each Buyer(s), and each Buyer(s) shall purchase from Seller, free and clear of all Liens, all right, title and interest in and to the Acquired Assets associated with such Buyer(s)’s Allocated Clinics. To be clear, this Agreement is to purchase the Acquired Assets from all the Clinics, as such, this Agreement is expressly conditioned upon the acquisition of the Acquired Assets of all the Clinics and is in no way to be interpreted as allocating value to, or offering to acquire any specific clinic, singularly. Notwithstanding the terms herein, this shall not conflict with Buyer(s)’s ability to assign and manage the acquisition in accordance with the terms and conditions set forth herein, as well as the terms and conditions of the Franchise Agreements and the Development Agreement. For avoidance of doubt, each Buyer(s)’s obligations, representations, and liabilities under this Agreement apply only to its Allocated Clinics, and no Buyer(s) shall have any responsibility for the obligations or liabilities of another Buyer(s) hereunder.

1.2    Assumption of Liabilities. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Buyer(s) shall assume all the Assumed Liabilities referenced in Schedule 1.2, if any, which the Parties shall continue to negotiate, and shall amend in accordance with such negotiations, through the Closing. Unless Buyer(s) explicitly agrees that an item is an Assumed Liability on Schedule 1.2, such item shall constitute an Excluded Liability notwithstanding anything to the contrary herein. Buyer(s) shall not assume and shall not have any responsibility with respect to the Excluded Liabilities.

1.3    Purchase Price. The aggregate purchase price for the Acquired Assets is One Million, Four Hundred and Eighty-two Thousand, Eight Hundred and NO/Dollars ($1,482,800.00) (the “Aggregate Purchase Price”). The Aggregate Purchase Price shall be allocated among the Buyer(s) according to the Allocated Clinics. Each Buyer(s) shall pay the portion of the Purchase Price applicable to its Allocated Clinics as set forth in Schedule 1.3 attached hereto (the “Allocated Purchase Price”), and all references herein to ‘Buyer(s)’ in respect of payments, prorations, or liabilities shall mean the Buyer(s) responsible for such Allocated Clinics. The Aggregate Purchase Price is comprised of the following:
(a) the Cash Consideration of One Million and NO/100 Dollars ($1,000,000.00) (as hereinafter defined), including any Cash Consideration Downpayment (as hereinafter defined) plus
(b) the Pro-Rated Franchise Fees (as hereinafter defined), estimated to be in the amount of Six Hundred Sixty-Seven Thousand, Eight Hundred and NO/Dollars ($667,800.00) which shall be remitted by the Buyer(s) to the Seller pursuant to the Franchise Agreements and as required of the Seller to acquire franchise rights to the Clinics pursuant to the terms therein (the “Franchise Fees”); less
(c ) a credit of One Hundred and Eighty-five Thousand and NO/100 Dollars ($185,000.00)     for Clinic refreshes as set forth in the Revised Refresh Schedule (as defined below).

1.4    Aggregate Purchase Price Contingency. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the Aggregate Purchase Price is based upon the Seller’s trailing twelve-month (“TTM”) unadjusted EBITDA as of October 31, 2025. As a condition precedent to the consummation of the Transaction, the Seller’s unadjusted TTM EBITDA shall not (i) fall below Five Hundred Fifty-Seven Thousand and No/100 Dollars ($557,000), nor (ii) rise above Six Hundred Fifty-Three Thousand and No/100 Dollars ($653,000) (the “EBITDA Collar”), prior to Closing. In the event that the Seller’s unadjusted TTM EBITDA falls outside the EBITDA Collar, the Aggregate Purchase Price shall be adjusted in accordance with Exhibit J attached hereto and incorporated herein by reference (the “Adjusted Aggregate Purchase Price”). If the unadjusted TTM EBITDA remains within the EBITDA Collar, the Aggregate Purchase Price shall remain $1,750,000, and Exhibit J shall be deemed null and of no effect in the final version of this Agreement.

1.5    Payment and Delivery of Aggregate Purchase Price or Allocated Purchase Price.
(a)    Downpayment. Seller shall have the right to require Buyer(s) to pay, via wire transfer to Seller, a total of One Hundred Thousand and NO/Dollars ($100,000.00) upon execution of this Agreement (the “Cash Consideration Downpayment”), which shall be credited against the Cash Consideration set forth in Section 1.3(a). The Cash Consideration Downpayment shall be non-refundable and fully-earned upon receipt. The

Cash Consideration Downpayment shall be refundable to Buyer(s) in the event Seller fails to satisfy any condition precedent in Article 7 or breaches any pre-Closing covenant.
(b)    Signing Commitment. Upon execution of this Agreement, Buyer(s) shall each:
(i)    sign a promissory note for the adjusted allocated Purchase Price for their respective Clinics attached hereto in Exhibit K-1 for Addisco and Exhibit K-2 for Bluffton (collectively, the “Promissory Note(s)” and each a “Promissory Note”) in the amount of the Adjusted Aggregate Purchase Price less the Cash Consideration Downpayment, if applicable (collectively, the “Adjusted Allocated Purchase Price”), and
(ii)    sign the Management Agreements as described in Section 7.1(d)(ii).
(c ) At Closing, the Buyer(s) shall:
(i)    For each Clinic with an executed Lease Assignment, at a Closing for that Clinic, pay to Seller the pro-rated amount for each Clinic in accordance with the formula or allocation described in Schedule 1.5(c)(i) (the “Clinic Pro-Rated Purchase Price”), which shall be applied to the principal of the Promissory Note for those Allocated Clinics;
(ii)    pay Three Hundred and Four Hundred Thirty-Six Thousand Five Hundred Forty and NO/100 ($436,540.00) of the Franchise and Transfer Fees (subject to Section 4.7(f)) (collectively, the “Franchise Fee Downpayment”);
(iii)    pay the development fee in the amount of Ten Thousand and NO/Dollars ($10,000.00) which shall be remitted by the Buyer(s) to the Seller pursuant to the Development Agreement and as required of the Seller to acquire development rights pursuant to the terms therein (the “Development Fee”); and
(iv)    pay the Debt Amount, if any, pursuant to the payoff letters delivered by Seller to Buyer(s) pursuant to Section 5.1(e); or

© Post Closing Reconciliation.
(i)    Within ninety (90) days following the Closing, Seller shall prepare and deliver to Buyer(s) a statement (the “Post-Closing Statement”) setting forth its calculation and reconciliation of the various costs or expenses borne between the Parties by the following items, as determined and applicable by the Parties (the “Reconciliation”), including without limitation: (A) the total Pro-Rated Franchise Fees (as defined below) less the Franchise Fee Downpayment (as defined below); (B) any appropriate pro-rations for rent, state and local real estate taxes and transfer taxes, sales taxes, service and utility or vendor contracts, or other expenses charged to the Seller that are the obligations of the Buyer(s) as of, or subsequent to the Closing, (C) as credits to the Seller, cash deposit collections received after the Closing, resulting from pre-Closing gross sales (collectively, the “Post-Closing Adjustments”), and (D) any outstanding Deficit Advances as defined in the Management Agreement for that Clinic. For the various Lease Assignments, Seller agrees that it shall be responsible for the payment of any the Lease Assignment or transfer fees (“Lease Assignment Fees”) imposed by any of the landlords for the Clinics, and that the various security deposits that are listed in Schedule 1.5(d)(i) (the “Security Deposits”) for the Leases are an Acquired Asset which Seller represents and warrants constitutes all security deposits for the Leases. The Lease Assignments shall stipulate the Security Deposits are assigned from Seller to Buyer(s). Buyer(s) agree and acknowledge that the gross sales received by the Seller for all patient adjustment packages or treatments sold prior to the Closing of the Transaction shall remain wholly the Seller’s property.
(ii)    The items set forth at Section 1.5(d)(i) are not exhaustive and the Seller may include any applicable items in the Post-Closing Statement for obligations of the Buyer(s) as of, or after the Closing. Notwithstanding the foregoing, the gross sales received by the Seller for all patient adjustment packages or treatments sold prior to the Closing of the Transaction shall remain wholly the Seller’s gross sales.

(iii)    After receiving the Post-Closing Statement, Buyer(s) shall have thirty (30) days (the "Review Period") to review the Post-Closing Statement. During the Review Period, Buyer(s) shall have full access to the records reviewed and prepared by Seller and/or Seller’s accounting professionals to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Seller's possession and used as a basis for the Post-Closing Statement) relating to the Post- Closing Statement as Buyer(s) may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections as defined below.

(iv)    On or prior to the last day of the Review Period, Buyer(s) may object to the Post-Closing Statement by delivering to Seller a written statement setting forth Buyer(s)'s objections in reasonable detail (the "Statement of Objections"). If Buyer(s) fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement, and the Post-Closing Adjustments, as the case may be, reflected in the Post-Closing Statement shall be deemed to have been accepted by Buyer(s). If Buyer(s) delivers the Statement of Objections before the expiration of the Review Period, Buyer(s) and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustments and the Post-Closing Statement with such changes as may have been previously agreed in writing by Buyer(s) and Seller, shall be final and binding.

(v)    If Seller and Buyer(s) fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the "Disputed Amounts" and, any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to Independent Accountants as defined below. Buyer(s) and Seller shall appoint by prior mutual agreement an independent accounting individual or firm (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only, and adjust the Post-Closing Adjustments and the Post-Closing Statement, as applicable (collectively, the “Independent Accountants Assessment”). The Parties hereto agree that all Post-Closing Adjustments shall be made without regard to materiality. The Independent Accountants shall only assess and determine the Disputed Amounts by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively.

(vi)    The fees and expenses of the Independent Accountants shall be paid one-half by Seller and one-half by Buyer(s).

(vii)    The Independent Accountants shall make a determination within sixty (60) days following the formal engagement of the Independent Accountants (and instruction by one or both Parties to commence assessment of the Post-Closing Adjustments) (or such other time as the Parties hereto shall agree in writing), and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement and/or the Post-Closing Adjustments shall be conclusive and binding upon the Parties hereto.

(e)    The Parties agree that any Undisputed Amounts shall be reconciled separately and independent of the Independent Accountants Assessment, and that the Party owing the net of the Undisputed Amounts pursuant to Section 1.4(c) shall deliver to the other Party by wire transfer such amount in immediately available funds within thirty (30) days following the Resolution Period.

(f)    The Parties agree that following the Independent Accountants Assessment, the Party owing the net of the Disputed Amounts shall deliver to the other Party by wire transfer such amount in immediately available funds within thirty (30) days following the receipt of the findings of the Independent Accountant Assessment.

(g)    Withholding. The Parties and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld, and, to the extent that any amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h)    Reconciliation Communications. Any communication contemplated by this Section 1.4 may be delivered by and between the Parties by email or by written notice. Any emails shall be deemed delivered and received within twenty-four (24) hours of the time the email was sent to the applicable Party. The Parties may utilize other email addresses for compliance with this Section 1.4. However, the Parties agree that the following primary sender/recipient names and email addresses for Section 1.4 communications shall be designated as set forth in Section 12.7 herein.

1.6    Allocation. The Parties agree that the Purchase Price shall be allocated among the Assets as follows, and each Party shall utilize appropriate tax forms to report the sale and purchase for tax purposes in a manner consistent with this allocation. Specifically, an amount of $591,500 shall be allocated to Class V assets, consisting of tangible personal property, furniture, fixtures, and equipment, and an amount of $223,500 shall be allocated to Class VI assets, consisting of certain identifiable intangible assets other than goodwill (the “Total Allocation”). The Total Allocation equals the Aggregate Purchase Price, and the Parties shall file all tax returns and related filings consistent with this allocation and shall not take any position inconsistent therewith unless required by law. The Parties agree to modify the Total Allocation if the Aggregate Purchase Price must be adjusted in accordance with Section 1.4 herein.

1.7    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) for each of the Clinics shall take place:
(a) effective as of 11:59 p.m. Eastern Time on the date Closing occurs (the “Closing Date”), which shall be the 10th or the 25th of the month following the date a Lease Assignment is signed or effective (the “Closing Date Deadline”); and
(b) remotely via electronic exchange of documents once all the conditions to the Closing set forth in Article 7 have been either satisfied or waived for any Clinic (other than conditions which, by their nature, are to be satisfied on the Closing Date).
If Closing is done separately for any Clinic, Seller and Buyer(s) agree to enter into an amendment to this Agreement to memorialize the Closing Date.

1.8    Excluded Assets and Tenant Improvement Allowances.
(a)Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged by Buyer(s) that Seller will not be conveying to Buyer(s) (i) any cash, cash equivalents, working capital, accounts receivable, or any Tenant Improvement Allowances (as hereinafter defined) (ii) any of the proceeds of the Transaction described in this Agreement, (iii) the books and records of Seller, except that Seller shall provide copies of any separate patient listings and employee records, and (iv) any other assets, properties or rights of Seller owned or used by Seller but not used in or directly related to the Clinics (collectively, the “Excluded Assets”).

(b)     Further to the above regarding the Excluded Assets, the Buyer(s) agrees and acknowledges that as of the Closing, the Seller holds at certain Clinics, tenant improvement allowances (“Tenant Improvement Allowances”) that the Seller shall endeavor to collect from the applicable landlords following the Closing, and that the Buyer(s) is not entitled to collection of any of the Tenant Improvement Allowances (or allocation or credit of the Tenant Improvement Allowances for any purpose, including without limitation, the adjustments related to the Reconciliation). The Buyer(s) further agrees and acknowledges that the Seller shall, following the Closing, have the continued right to communicate with the applicable landlords regarding the administration and collection of the Tenant Improvement Allowances, and that such communications shall not constitute a breach of this Agreement, the applicable Lease Assignment Agreements, or any laws in equity or common laws. Last, the Buyer(s) agrees and acknowledges that it shall reasonably cooperate with the Seller and the applicable landlords in the Seller’s collection of the Tenant Improvement Allowances.

1.8 Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions herein, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer(s) of any Acquired Asset would result in a violation of applicable law, or would require the consent, authorization, approval or waiver of a party who is not a party to this Agreement (including any governmental authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and

Buyer(s) shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to assign or novate all Contracts and liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer(s) shall obtain all Acquired Assets and shall all be solely responsible for such Assumed Liabilities from and after the Closing; provided, however, that neither Seller nor Buyer(s) shall be required to pay any consideration therefor, except that Seller shall be solely responsible for and shall pay all Lease assignment transfer fees imposed by any of the landlords for the Clinics. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer(s) the relevant Acquired Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. The Parties shall pay their own income taxes in connections with the transactions contemplated in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer(s) represents and warrants to Seller that the statements contained in this Article 2 with respect to Buyer(s) are correct and complete as of the date hereof and as of the Closing Date.

2.1     Organization of Buyer(s). Buyer(s) are limited liability companies duly formed, validly existing and in good standing under the Laws of their state of organization.

2.2    Authorization of Transaction. Buyer(s) has full company power and authority to execute and deliver this Agreement and to perform Buyer(s)’s obligations hereunder. Buyer(s) has full company power and authority to execute and deliver the Ancillary Agreements to which Buyer(s) is a party and to perform Buyer(s)’s obligations thereunder. The execution and delivery by Buyer(s) of this Agreement and the Ancillary Agreements to which Buyer(s) is a party and the performance by Buyer(s) of the transactions contemplated hereby and thereby have been duly approved by all requisite company action of Buyer(s). Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Buyer(s) is a party constitute the valid and legally binding obligation of Buyer(s), enforceable against Buyer(s) in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

2.3    Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Buyer(s) is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which Buyer(s) is subject, (ii) violate any provision of the Organizational Documents of Buyer(s), or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or Consent under any Contract to which Buyer(s) is a party or by which it is bound or to which any of its assets is subject.

2.4    Brokers’ Fees. Buyer(s) does not have any obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.5    Information to Obtain Consents. Buyer(s) covenants and agrees to provide any and all information reasonably requested by any third-party from whom a Consent is requested pursuant to the terms of this Agreement to facilitate obtaining such Consent. Buyer(s) further agrees to provide such requested information within three (3) business days of any such request for information, and further represents and warrants that such information provided shall be true and correct in all material respects. The Buyer acknowledges that in accordance with North Carolina laws and regulations, the Clinics located in North Carolina are currently operated from a clinical standpoint by TRIANGLE CHIROPRACTIC ASSOCIATES PC, a North Carolina professional corporation having its principal place of business at 1012 Market Center Drive,Morrisville, NC 27560, and its owner TODD WEGERSKI, DC (collectively, the “PC”). Addisco agrees and acknowledges that the execution of this Agreement for Clinic 12033 - PARK TOWNE VILLAGE is conditioned upon the PC’s acceptance and acknowledgement of this Agreement. The PC, through the acknowledgement below, agrees to be bound by certain terms of this Agreement (i.e., Confidentiality and Use of Information, Public Announcements, and acting in good faith). Addisco further agrees and acknowledges that Addisco shall be required to provide (and disclose to Seller) its own North Carolina professional chiropractic corporation (or proof of North Carolina chiropractic licensing) prior to the Closing to ensure regulatory compliance regarding the transfer of patient records and the post-Closing clinical operation of 12033 - PARK TOWNE VILLAGE. The Buyer agrees and acknowledges that to acquire the patient records of Clinic 12033 - PARK TOWNE VILLAGE, Buyer (or its authorized North Carolina chiropractic company) shall be required to enter into the transfer of patient records agreement attached hereto as Exhibit M (the “Records Transfer Agreement”), which shall be furnished by the Seller prior to the Closing.

2.6    Solvency.
(a) As of the Closing, the Buyer(s) or the Guarantors (including without limitation the Buyer(s)’s affiliates, subsidiaries, owners, members, directors, or parent companies) (a) have not filed, nor otherwise sought any protections, or are not parties to such actions, in accordance with any United States state or federal bankruptcy statutes (as further provided below and in Section 10.3 herein); or (b) are not parties (or subject to any related obligations) to any threatened or pending criminal or civil actions which may result in financial penalties, judgments, reputational impacts, or similar adverse results that could disrupt or interfere with the Buyer(s)’s ability to perform its obligations hereunder.
(b) Immediately after giving effect to the transactions contemplated hereby, Buyer(s) shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer(s) or Seller. In connection with the transactions contemplated hereby, Buyer(s) has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

2.7    Sufficiency. Buyer(s) has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price, and consummate the transactions contemplated by this Agreement.

2.8    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer(s)'s Knowledge, threatened against or by Buyer(s) or any Affiliate of Buyer(s) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

2.9    Independent Investigation.
1.Buyer(s) has conducted its own independent investigation, review and analysis of the Clinics, the Acquired Assets, the Premises and other related documentation, and acknowledges that it has been provided adequate access to the Clinics, Employees, personnel, Premises, Acquired Assets, books and records, and other documents and data of Seller for such purposes. Buyer(s) has inspected the Acquired Assets that Buyer(s) is purchasing, the Clinics and the Premises, and has carefully reviewed Seller’s representations regarding them.

2.Buyer(s) agrees and acknowledges that, as of the Closing, the Buyer(s) has no outstanding due diligence requests provided to Seller during the Due Diligence Period (as hereinafter defined), and waives any claims against the Seller that the Seller failed to timely or fully furnish any due diligence materials to the Buyer(s)’s satisfaction.
3.Buyer(s) acknowledges that:

i.neither Seller nor any other Person on behalf of Seller has made any representation or warranty, express or implied, as to Seller, the Businesses, the Assets, or the accuracy or completeness of any information regarding Seller, or the Assets furnished or made available to Buyer(s) and its representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth herein (including the related portions of the Exhibits and Schedules);
ii.in determining to enter into this Agreement, Buyer(s) has not relied on any representation or warranty from Seller or any other party on behalf of Seller, or upon the accuracy or completeness of any information regarding the regarding Seller, the Clinics, or the Acquired Assets furnished or made available to Buyer(s) and its representatives, other than those representations and warranties expressly set forth herein (including the related portions of the Exhibits and Schedules); and
iii.neither Seller nor any other party acting on behalf of Seller shall have any liability to Buyer(s) or any other party with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Acquired Assets, the Clinics, the Premises or the future business, operations, or affairs of the Clinics.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrant to Buyer(s) that the statements contained in this Article 3 are correct as of the date hereof and as of the Closing Date, except as set forth in the corresponding section of the Schedules or any disclosure schedule. For the avoidance of doubt, for the purpose of this Article 3, each instance where the use of “each Clinic”, “any Clinic”, or similar phrase occurs, it shall be read as meaning each of the Clinics, such that each of the representations and warranties contained in this Article 3 shall pertain and relate to each of the Clinics, respectively.

3.1    Organization, Qualification, and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller, and its operation of each respective Clinic, is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required. Seller, and its ownership and operation of each Clinic, has full company power and authority and all Permits necessary to carry on the Business and to own, lease and use the properties owned, leased and used by the Clinics.

3.2    Authorization of Transaction. Seller has full power, authority, and legal capacity (including, in the case of each Clinic, full company power and authority) to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which the Seller is a party and the performance by Seller of the transactions contemplated hereby and thereby have been duly approved by all requisite action. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which the Seller is a party constitute the valid and legally binding obligation of the Seller, as applicable, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Except as set forth on Schedule 3.2, Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Body or any other Person in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which Seller is a party.

3.3    Capitalization. All the Clinics are owned solely, beneficially and of record by Seller. There are no other shares of stock, membership or other ownership interests in any one (1) of the Clinics or outstanding securities convertible or exchangeable into shares of stock, membership or other ownership interests of any Clinic, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Seller to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem stock, membership or other ownership interests in any Clinic. There are no profit participation or similar rights with respect to any of the Clinics. Upon the Closing, the Acquired Assets will be delivered to Buyer(s) free and clear of all Liens (other than any Liens which may result from any actions taken by Buyer(s) or Permitted Liens), Buyer(s) will have good and marketable title to the Acquired Assets, and Buyer(s) will be the sole owner, beneficially and of record, of one hundred percent (100%) of the Acquired Assets.

3.4    Non-contravention. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any Law or Order to which any Seller is subject, (b)

violate or conflict with any provision of the Organizational Documents of Seller, or (c) except as set forth on Schedule 3.4, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, Consent or payment under any Contract or Permit to which any of Seller or a Clinic, respectively, is a party or by which any Seller or Clinic is bound or to which any of the Seller or an individual Clinic’s assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets).

3.5    Brokers’ Fees. Except for advisory fees to Capstone Partners, which are the sole and exclusive responsibility of Seller, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement.

3.6    Assets.
1.Seller has good and marketable title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by the Clinics, located on the Clinics’ premises, or listed in Schedule 3.6(a), free and clear of all Liens, except for Permitted Liens and as set forth on Schedule 3.6(b). The Acquired Assets are all the assets, properties and rights used or held for use by each Clinic in the operation of the Business, and the Acquired Assets are sufficient for the continued conduct of the Business, consistent with past practice. The Acquired Assets include all the operating assets of the Clinics except for the Excluded Assets.
2.The physical Acquired Assets are provided and delivered to the Buyer(s) in its “AS-IS, WHERE-IS” “WITH ALL FAULTS” condition without representation or warranty whatsoever. Schedule 3.6(a) lists, by Clinic, each piece of equipment or other tangible personal property included in the Transaction and having a value exceeding Two Thousand, Five Hundred and 00/100 Dollars ($2,500), including, but not limited to, all chiropractor chairs.

3.7    Financial Statements; Interim Conduct.
1.Exhibit F of this Agreement includes correct and complete copies of the following consolidated financial statements of Seller relating to each Clinic and the Clinics, as follows: (i) reviewed and compiled statements of profit and loss (collectively, the “Financial Statements”), each as of and for the fiscal years ended December 31, 2021, December 31, 2022, December 31, 2023, and December 31, 2024 (the “Most Recent Fiscal Year End”); (ii) reviewed and compiled statements of profit and loss (the “Most Recent Financial Statements”) as of and for the three (3) month period ended August 31, 2025 (the “Most Recent Fiscal Month End”); and (iii) reviewed and compiled trailing twelve month statements of profit and loss for the trailing twelve month periods ending June 30, 2024, October 31, 2024, November 30, 2024, and August 31, 2025. Except as set forth in Schedule 3.7(a), the Financial Statements are correct and complete and consistent with the books and records of the Clinics (which are in turn correct and complete), have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition, results of operation, collectively, as of and for their respective dates and for the periods then ending; provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments and lack notes required by GAAP (none of which will be material individually or in the aggregate). Seller maintains a standard system of accounting that is uniform for all the Clinics and which is established and administered in accordance with GAAP.
2.Since the Most Recent Fiscal Year End, the Businesses have been conducted in the Ordinary Course of Business, and there has not been any Material Adverse Change and no event has occurred which could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Schedule 3.7(b), since the Most Recent Fiscal Year End the Seller, on behalf of any Clinic, has not:
a.sold, leased, transferred or assigned any assets or property (tangible or intangible) with a value greater than $1,000;
b.engaged in any promotional, sales or discount or other activity that has or could reasonably be expected to have the effect of accelerating sales prior to the Closing that would otherwise be expected to occur subsequent to the Closing; or
c.taken or omitted to take any action which could be reasonably anticipated to have a Material Adverse Effect;

3.8    Undisclosed Liabilities. To the Knowledge of Seller, neither the Seller nor any of the respective Clinics, have any, and there is no basis for any, liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that (a) are accrued or reserved against in the Most Recent Financial Statements, (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business, or (c) are liabilities and obligations pursuant to any Contract listed in Schedule 5.1(a)(i) or not required by the terms of Section 5.1(a)(i) to be listed in Schedule 5.1(a)(i), in either case which arose in the Ordinary Course of Business and did not result from any default, tort, breach of contract or breach of warranty.

3.9    Legal Compliance.
1.To the Knowledge of Seller, the Seller has complied with and is compliant with all applicable Laws and Orders, and no Proceeding has been filed or commenced or, to the Knowledge of Seller, threatened against any of Seller or the Clinics alleging any failure so to comply. Since January 1, 2023, Seller and the Clinics have not received any notice or communication alleging any non-compliance of the foregoing, except as set forth on Schedule 3.9(a).
2.To the Knowledge of Seller, Schedule 3.9(b) sets forth a correct and complete list and description of all Permits held by Seller for each Clinic. Such Permits (i) constitute all material Permits necessary for the operation of the Business and (ii) are in full force and effect. No Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any Permit and no violations have been alleged in respect of any Permit.

3.To the Knowledge of Seller, neither the Seller, nor any of its officers, directors, , agents, employees, contractors, or any other Persons acting on its behalf has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Body, or any employee, customer or supplier of any one (1) Clinic, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Proceeding has been filed or commenced alleging any such payments, contributions, expenditures or gifts.
4.To the Knowledge of Seller, in the past one (1) year, and as of the date hereof there are not, nor have there been, any internal investigations or inquiries being conducted by Seller or, to the Knowledge of Seller, any third party or Governmental Body concerning any conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the operation or the business of the Clinics. Except as provided in Schedule 3.9(d) attached hereto, Seller represents that, as of the Closing Date, no arrearages exist under any Lease and no landlord has delivered any default or termination notice.
3.10    Tax Matters.
1.To the Knowledge of Seller, the Seller and each Clinic have filed with the appropriate taxing authorities all Tax Returns each has been required to file. All such Tax Returns are true, correct and complete and prepared in accordance with applicable Laws. All Taxes required to be paid by Seller and each Clinic (whether or not shown on any Tax Return) have been paid. Each Tax election made by or on behalf of Seller and any specific Clinic has been timely and properly made. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Permitted Liens) upon the ownership interests or any of the assets of Seller.
2.To the Knowledge of Seller, the unpaid Taxes of Seller and each Clinic (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.
3.To the Knowledge of Seller, no deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Seller or with respect to each Clinic that has not been paid, settled or otherwise resolved. There is no Proceeding or audit now pending, proposed or, to the Knowledge of Seller, threatened against Seller which concerns any Clinic with respect to any Taxes. Seller has not been notified by any taxing authority that any issues have been raised with respect to any North Carolina, South Carolina or Georgia Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination in respect of Taxes of Seller by any North Carolina, South Carolina or Georgia taxing authority.

4.To the Knowledge of Seller, all Taxes that are required to be withheld or collected by Seller and each Clinic, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or shareholders of Seller, have been duly withheld and collected and, to the extent required, have been properly paid or deposited (or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Body) as required by applicable Laws, and all required information returns with respect to any such amounts have been correctly prepared and timely filed to the extent such return were required to have been filed on or before the Closing Date.
5.To the Knowledge of Seller, no claim has ever been made by any taxing authority in a jurisdiction where Seller and each Clinic does not file Tax Returns that they are or may be subject to taxation by that jurisdiction.
6.To the Knowledge of Seller, the Seller and each Clinic is not party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement.
7.Except as described in Schedule 3.10(g), Seller has filed all Tax Returns for the Tax periods ended on or after December 31, 2021, which Tax Returns are true, correct, and complete in all material respects and are listed on Schedule 3.10(g).
3.11    Real Property.
1.Schedule 3.11(a) sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Seller has made available to Buyer(s) a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
2.Subject to the respective terms and conditions in the Leases, Seller and each Clinic, as applicable, is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and possesses good and marketable, indefeasible title thereto, free and clear of all Liens (other than Permitted Liens and except as set forth on Schedule 3.6(b).
3.To the Knowledge of Seller, with respect to each parcel of Leased Real Property: (i) there are no pending or threatened condemnation Proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof; (ii) the ownership and operation of the Leased Real Property in the manner in which it is now owned and operated comply with all zoning, building, use, safety or other similar Laws; (iii) all Improvements on any such parcel are in good operating condition, ordinary wear and tear excepted, are supplied with utilities and other services necessary for the operation of the Businesses as currently conducted at such facilities and safe for their current occupancy and use; (iv) Seller has not received any notice of any special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property and no such special Taxes, levies or assessments are pending or contemplated; (v) there are no Contracts granting to any third party or parties the right of use or occupancy of any such parcel, and there are no third parties (other than

Seller) in possession of any such parcel; and (vi) each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or threatened termination of such access. The Leased Real Property comprises all the real property used or intended to be used in the Businesses, and the Seller is not a party to any Contract or option to purchase any real property or any portion thereof or interest therein.
3.12    Intellectual Property.
1.As disclosed to Buyer(s) in Seller’s franchise disclosure document, the Seller owns and possesses or has the right to use pursuant to a valid and enforceable written Contract, all Intellectual Property necessary to franchise and operate the Businesses pursuant to the Franchise Agreements. For avoidance of doubt, Seller’s Intellectual Property is an Excluded Asset, except however, Seller shall include all of Seller’s social media accounts for the Clinics (and related password and login information) as Acquired Assets and listed in Schedule 3.12(a) attached hereto, provided Seller is able to obtain and transfer title of the foregoing to Buyer(s) (the “Transferable Social Media Accounts”).
2.Seller owns and possesses or has the right to use, pursuant to a valid and enforceable written Intellectual Property Agreement, all Software used by the Clinics in the operation of the Businesses.
3.To the Knowledge of Seller, the Systems are adequate in all material respects for the operations of Clinics by Seller. Seller has taken commercially reasonable measures to (i) protect the integrity of the Systems, including any data stored or contained therein or transmitted thereby, and (ii) maintain commercially reasonable and industry standard data security, disaster recovery, and business continuity plans, procedures, systems and facilities. For the past year there has not been (1) any material failure, outage or other adverse event with respect to the Systems that has not been remedied in all material respects or (2) any material security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any Systems, including any data or information stored or contained therein or used in the Business.
3.13    Contracts.
1.Schedule 3.13(a) lists the following Contracts, if any, that are an Assumed Liability of Buyer(s) and to which Seller and each Clinic is a party:
a.each Contract with any customer or client or supplier of the Seller and each Clinic;
b.any individual or employer group subscription Contract or membership Contract providing for the participation in a network;
c.each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;
d.each Contract containing any covenant that purports to restrict the business activity of Seller or limit the freedom of Seller to engage in any line of business or to compete with any Person;
e.each Contract in which a Governmental Body is a counterparty;

f.each Contract related to professional services, management services or administrative services;
g.each Contract related to Debt;
h.each Contract providing for the payment of any cash or other compensation or benefits in connection with the transactions contemplated by this Agreement;
i.each Contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;
j.each vendor or service center agreements;
k.each employment or consulting Contract or other Contract with any of its officers, directors, independent contractors, consultants, or employees;
l.each Contract that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
m.each Contract which purports to be binding on Affiliates of Seller; and
n.any other agreement material to Seller relating to any Clinic, whether or not entered into in the Ordinary Course of Businesses.
2.To the Knowledge of the Seller, the Seller has delivered to Buyer(s) a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Schedule 3.13(b) contains an accurate and complete description of all material terms of all oral Material Contracts (if any).
3.To the Knowledge of the Seller, each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on identical terms following the Closing Date. Except as specifically disclosed and described in Schedule 3.13(c), (i) no Material Contract has been breached or cancelled by Seller or, to the Knowledge of Seller, any other party thereto, (ii) Seller has performed all obligations under such Material Contracts required to be performed by Seller, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract, and (iv) Seller has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.
4.Seller has not entered into any promissory note, payment plan, or Contract with any patient of the Clinics whereby any patient will pay cash after the Closing for services purchased prior to the Closing to Seller’s Knowledge; provided, however, that the parties acknowledge and agree that certain cash transactions made up to forty-eight (48) hours before the Closing might not officially be deposited into Seller’s bank accounts until after the Closing and that such delay is not a breach of this Section 3.13(d).

3.14    Insurance. There is no claim by Seller relating to any Clinic or any other Person relating to any Clinic pending under any such policies and bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid. There are no threatened terminations of, or material premium increases with respect to, any of such policies or bonds. Schedule 3.14 sets forth a list of all open claims made under the Company Insurance Agreements for the benefit of any Clinics, or under any other insurance policy, bond or agreement covering Seller or its operations relating to the Clinics for the period December 31, 2023 through the Closing Date (the “Open Insurance Claims”).
i.General Litigation; Professional Liability; Product Liability.
1.Except as set forth in Schedule 3.15(a), there are no (and during the last two (2) years, there have not been any) unresolved complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of Seller, threatened or anticipated relating to or affecting Seller in relation to any Clinic (collectively, the “Unresolved Complaints”). There is no outstanding Order relating to any Clinic to which Seller is subject. The Seller and each Clinic (or the applicable insured individual or legal entity) is fully insured with respect to each of the matters set forth on Schedule 3.15(a).
2.Except as set forth in Schedule 3.15(a), the Seller nor any Clinic is engaged in or a party to or, to the Knowledge of Seller, threatened with any complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to Seller and each Clinic or the transactions contemplated by this Agreement, and none of the Seller or any Clinic has received written or, to the Knowledge of Seller, oral notice of a claim or dispute that is reasonably likely to result in any such complaint, charge, Proceeding, Order or other process or procedure for settling disputes or disagreements with respect to the Seller or the transactions contemplated by this Agreement.

3.16    Employees.

Schedule 3.16(a) sets forth a complete and correct list of all employees, including employees on temporary leave of absence (including family medical leave, military leave, temporary disability and sick leave) of the Seller with respect to each Clinic, showing for each: (i) name, (ii) hire date, (iii) current job title, (iv) current job assignment, start date of such assignment, and anticipated end date of such assignment, (v) accrued but unused vacation, paid time off, and sick leave, (vi) full-time or part-time status, (vii) hourly or salary status, (viii) exempt or non-exempt status, and (ix) leave status (i.e., military, medical, disability, workers’ compensation or otherwise) and the date such employee became inactive as well as the expected return to work date, (x) actual base salary, bonus, commission or other remuneration paid during 2024, (xi) 2025 base salary level and 2025 target bonus, and (xii) indication of whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2025. The employees set forth in Schedule 3.16(a) are, in Seller’s opinion, all the employees reasonably necessary to operate the Clinics, consistent with past practice. The Buyer(s) acknowledges that as referenced in Section 4.4, Buyer(s) hereby agrees to hire (or, as applicable, to negotiate with the applicable professional chiropractic entity do the same) all of the Employees as of the earlier of the date of a Management Services Agreement or the Closing (the

“Employee Transfer Date”) and pay any and all compensation due the Employees after the Employee Transfer Date; including, but not limited to, all base pay, hourly pay, bonuses and commission, vacation and sick time, and any severance obligations. Seller agrees to pay, by the Employee Transfer Date, any and all compensation due the Employees prior to the Employee Transfer Date; including, but not limited to, all base pay and hourly pay. Such hiring or contracting shall constitute a closing condition. For the avoidance of doubt, the Buyer(s) agrees and acknowledges that only the incoming licensed North Carolina, South Carolina or Georgia chiropractor, as the case may be, operating the clinic and managing all clinical decisions may hire Doctors of Chiropractic, and that therefore, the Seller cannot exert any influence over such hiring practices or make any representations regarding such hiring decisions.

Schedule 3.16(b), to the Knowledge of Seller, sets forth a complete and correct list of all independent contractors or consultants of the each Clinic, including for each: (i) his or her start date, (ii) whether he or she is contracted in his or her individual status or with a corporation or other entity, (iii) type of services to be provided, including any exclusivity of such services, (iv) anticipated completion date, and (v) hourly or per diem rate or other form of pay of such contractor.

To the Knowledge of Seller, the Seller has provided Buyer(s) with complete and correct copies of (i) all existing severance, accrued vacation or other leave agreement, policies or retiree benefits of any such officer, employee, independent contractor, or consultant, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former manager, officer, employee, independent contractor or consultant of each Clinic. Except as set forth on Schedule 3.16(c), the employment or consulting arrangement of each manager, officer, employee, independent contractor, or consultant of the Clinics are, subject to applicable Laws involving the wrongful termination of employees, terminable at will (without the imposition of penalties or damages) by Seller, and the Seller does not have any severance obligations if any such manager, officer, employee, independent contractor, or consultant is terminated. Except as set forth on Schedule 3.16(c), to the Knowledge of Seller, no executive or key employee of the Clinics or any group of employees of the Clinics have any plans to terminate employment with the Clinics.

To the Knowledge of Seller, the Clinics have not experienced (nor, to the Knowledge of Seller, have they been threatened with) any strike, slowdown, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past one (1) year.

To the Knowledge of Seller, the Clinics have not committed any material unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Clinics. Seller has paid in full to all its employees and independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees and independent contractors, excluding any severance obligations, which will remain sole and exclusive obligation of Seller.

To the Knowledge of Seller, the Seller, with respect to the Clinics is, and has at all times been, in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages and hours (including compliance with Laws relating to overtime pay, meal and rest periods, travel time, off-the-clock work, on-call pay, and piece rate pay), the

WARN Act and similar state laws, collective bargaining, equal opportunity, discrimination and harassment, retaliation, whistleblowing, safety and health and workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors), government contracting (including compliance with all Orders, background and exclusion screening requirements, government submissions and affirmative action plans), immigration control and naturalization, drug testing, data privacy, background checks, termination pay, vacation pay, paid sick leave, fringe benefits, unemployment insurance and the withholding and payment of income and employment taxes any similar Tax.

To the Knowledge of Seller, the Seller and the Clinics have no unsatisfied payment of any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of Seller with respect to any Clinic for any employee, independent contractor, director or other person or entity allocable to services performed on or prior to the Closing Date. To the Knowledge of Seller, there has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar layoff or closing as defined by any Law with respect to Seller and the Clinics.

To the Knowledge of Seller, the Seller is in compliance and has complied with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors, including but not limited to all Laws relating to the classification of individuals as an employee, non-employee, or an independent contractor.

To the Knowledge of Seller, all individuals who have performed services for the Clinics have been properly classified as: (i) exempt or non-exempt under the Fair Labor Standards Act and all similar Laws.

To the Knowledge of Seller, all individuals characterized and treated by Seller as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.

To the Knowledge of Seller, there are no filed or threatened inquiries, audits or actions by any Governmental Body or arbitrator concerning such classifications, without limitation, any charge, investigation, or claim relating to wages, hours, overtime compensation, working conditions, workers’ compensation, unemployment insurance, employee classification, or any other employment related matter arising under any applicable law.

To the Knowledge of Seller, the Seller is compliant with and has complied with all immigration laws. Seller has completed and maintained in its files Form I-9 with respect to each of its employees. Seller has been, and is, in compliance with all requirements applicable to government contractors and subcontractors. In the past one (1) year, to the Knowledge of Seller, the Seller has not received any written notice from any governmental authority that any of their employees has a name or Social Security Number that does not match the name or Social Security Number maintained by such governmental authority.

To the Knowledge of Seller, all employees of the Seller and the Clinics working in the United States are legally authorized to work in the United States.

To the Knowledge of Seller, all individuals who have performed services for Seller or who otherwise have claims for compensation from Seller have been properly classified as an employee or an independent contractor pursuant to all applicable Laws, including, but not limited to, the Code and ERISA.

To the Knowledge of Seller, neither Seller nor any Clinic is, nor has been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with Section 503, VEVRAA or E.O. 13706.

To the Knowledge of Seller, neither Seller nor any Clinic has been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

3.17    Employee Benefits.

1.Schedule 3.17(a) lists each Employee Benefit Plan that the Seller maintains or to which it contributes or has any obligation to contribute, with respect to which any employee of a respective Clinic is a participant.
a.Each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.
b.As further described in Schedule 3.17(a)(ii), all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.
c.All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.
d.Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is so qualified and has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.
e.Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof has been timely amended within the applicable Remedial Amendment Period (as that term is defined in Code Section 401(b)) and in accordance with applicable procedures set forth in Revenue Procedure 2005-66. All master, prototype and volume submitter plans which are part of any Employee Benefit Plan were submitted to the IRS for an opinion or advisory letter within the applicable Remedial Amendment Period, set forth in Revenue Procedure 2005-66.
f.There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any liability for material breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened.
g.Seller has made available to Buyer(s) correct and complete copies of the plan documents and summary plan descriptions, the three (3) most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan.
1.Neither Seller nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan.
2.Schedule 3.17(c) lists each written agreement, contract, or other arrangement, whether or not an Employee Benefit Plan (collectively, a “Plan”), to which Seller is a party that is a “nonqualified deferred compensation plan” subject to Code Section 409A. Each such Plan complies in all material respects with the requirements of Code Section 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

3.18    Debt. Except as set forth on Schedule 3.6(b), the Seller does not have any Debt that encumbers the Acquired Assets, and is not liable for any Debt of any other Person, that encumber the Acquired Assets.

3.19    Environmental, Health, and Safety Matters. To the Knowledge of Seller, the Seller, and each Clinic, are and for the prior two (2) years has been in material compliance with all Environmental, Health, and Safety Requirements. To the Knowledge of Seller, the Seller has obtained and is and for the prior two (2) years has been in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Leased Real Property and the operation of the business of the Clinics and each such Permit is in full force and effect and there is no action pending or threatened to revoke, terminate, cancel or modify any Permits required pursuant to Environmental, Health, and Safety Requirements. A list of all such Permits is set forth on Schedule 3.19. To the Knowledge of Seller, the Seller has not received any notice, suit, complaint, citation, demand, order, report or other communication regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities arising under Environmental, Health, and Safety Requirements. To the Knowledge of Seller, the Seller has not entered into any consent order, consent decree, settlement agreement or other similar agreement with any Government Body that imposes ongoing or outstanding obligations under any Environmental, Health, and Safety Requirement on Seller, the Leased Real Property, or the Acquired Assets. To the Knowledge of Seller no Leased Real Property contains any (i) underground storage tanks currently, nor, to the Knowledge of Seller, has contained any underground storage tanks in the past or (ii) friable or damaged asbestos containing materials that must be removed or abated to comply with Environmental, Health, and Safety Requirements. Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) either in violation of any Environmental, Health, and Safety Requirement or in a manner that could result in any liability under any Environmental, Health, and Safety Requirement.

3.20    Privacy Laws. To the Knowledge of Seller, the Seller is conducting and has conducted at all times its business in compliance in all material respects with all applicable Laws governing the privacy, security, confidentiality or breach of “personal information” (or similar terms such as “personally identifiable information” or “sensitive personal information”) as defined by applicable Laws, medical records, or other records generated in the course of providing or paying for health care services (collectively, the “Privacy Laws”). To the Knowledge of Seller, there have been no complaints to or investigations by the U.S. Department of Health and Human Services Office for Civil Rights or other state or federal regulators with respect to Privacy Law compliance by Seller, its business associates or its subcontractors. To the Knowledge of Seller, no Clinic nor any of its business associates or subcontractors has experienced any “breach of security” (or similar terms such as “breach of security of the system”) as defined by the Privacy Laws with respect to personal information. Reserved.

3.22    Healthcare Compliance. Except as set forth on Schedule 3.22(a), to the Knowledge of Seller, the Seller, and each Clinic, are currently operating, and have at all times during the last year operated, in compliance in all material respects with all applicable Health Care Laws. Except as set forth on Schedule 3.22(a), to the Knowledge of the Seller, none of the Clinics nor any of their officers, or professional personnel (whether employees or independent contractors) is, or has been within the last one (1) year, under investigation for, violation of any Health Care Law by which such Person is bound or to which any business activity or professional services performed by such Person for the Clinics is subject. To the Knowledge of Seller, the Seller has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and insurance regulatory authorities and any applicable federal regulatory authorities. To the Knowledge of Seller, all such regulatory filings complied in all material respects with applicable Health Care Laws.

3.23    Disclosure. Neither this Agreement nor any agreement, attachment, schedule, exhibit, certificate, document delivered to Buyer(s) as part of Buyer(s)’s due diligence or other statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby includes any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements and information contained herein or therein, not misleading. To the Knowledge of Seller, the Seller is not aware of any information necessary to enable a prospective purchaser of the Acquired Assets or the Businesses to make an informed decision with respect to the purchase of such Acquired Assets or Businesses that has not been expressly disclosed herein. To the Knowledge of Seller, the Buyer(s) has been provided full and complete copies of all documents referred to in the Schedules. All documents provided to Buyer(s) in due diligence are true, correct, and complete in all material respects.

3.24    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Schedules or Exhibits), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Clinics, the Premises, the Businesses, or the Acquired Assets furnished or made available to Buyer(s) (including the Buyer(s)’s representatives) of any information, documents or materials delivered to Buyer(s) (including the Buyer(s)’s representatives), or management presentations or in any other form in expectation of the transactions contemplated hereby, or as to the future revenue, profitability or success of the Businesses or the Clinics, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 4

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

4.1    Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below). Notwithstanding anything to the contrary in this Agreement, in the event that: (i) an assignment or purported assignment to Buyer(s) of any Acquired Asset, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in Buyer(s) receiving all of the rights thereunder of the respective Clinic; and (ii) such consent shall not have been obtained prior to the Closing, then the Seller will use their Commercially Reasonable Efforts to obtain any such consent after the Closing and Buyer(s) shall use Commercially Reasonable Efforts to cooperate to give effect to the foregoing. If such consent is not obtained, the Seller shall reasonably cooperate with Buyer(s) in any reasonable arrangement to provide Buyer(s) with the full claims, rights and benefits under any such Acquired Asset, including enforcement at the cost and for the benefit of Buyer(s) of any and all rights of the respective Clinic against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by the Clinic in respect thereof shall be held for and paid over to Buyer(s).

4.2    Litigation Support. In the event and for so long as Buyer(s) actively is contesting or defending against any Proceeding in connection with any fact, situation, circumstance, action, failure to act or transaction that occurred on or prior to the Closing Date involving the Acquired Assets or Assumed Liabilities, Seller will cooperate with Buyer(s) (as the case may be) and its or their counsel in the contest or defense and provide such testimony and access to Seller’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer(s) (unless Buyer(s) is entitled to indemnification therefor under Article 8 below).

4.3    Transition. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with Buyer(s) after the Closing as it maintained with the Clinics prior to the Closing.

4.4    Hired Employees. As of the Closing, Buyer(s) will extend an offer of employment to Seller’s Employees listed on Schedule 3.16(a). Buyer(s)’s offers may be conditioned upon the execution of Buyer(s)’s standard written employment terms, but will include Seller’s existing paid time off structure and assumption of the paid time off balances (“Buyer(s)’s Offers”). Seller’s Employees who accept Buyer(s)’s Offers upon the Closing Date are hereinafter defined as the “Hired Employees”. All Hired Employees terms of employment will be “at will,” with Buyer(s) retaining the right to terminate any Hired Employee’s continued employment, in Buyer(s)’s sole and absolute discretion. Buyer(s) shall timely pay all amounts due to employees of Buyer(s) whose employment with Buyer(s) terminates as of the Closing because of the transactions contemplated by this Agreement, including all accrued but used vacation, sick pay, and paid time off accrued, but unused as of the Closing. 4.5

4.5    Chiropractic Physicians’ Board of Relevant States. The Parties shall work together in good faith to comply with all requirements necessary or appropriate to effectuate the sale of the Acquired Assets, and take all reasonable actions, and negotiate, execute, deliver and perform under any documents or agreements, necessary or appropriate to comply with any applicable state or local laws.

4.6 Guarantor(s). Guarantors are the primary beneficial owners of Buyer(s) and join in the execution of this Agreement to guaranty the obligations of each Guarantors corresponding Buyer(s) only (“Guaranty”), up to and for which such Guaranty, shall not exceed a maximum aggregate liability of Two Hundred Fifty Thousand dollars ($250,000.00) or the amount of any Promissory Note or Seller’s liability under any Lease Assignment (the “Guaranty Cap”). The Guarantors consent and agree that Guarantors will make any payment or render any performance required under the Agreement on demand if Buyer(s) fails or refuses to do so when required as finally determined by agreement, arbiter, or non-appealable court order. Each Guarantor shall guarantee only the obligations of its respective Buyer(s). No Guarantor shall be liable for any obligations of another Buyer(s). Seller shall have the right to require Triangle Chiropractic and/or Todd Wegerski, DC and Lisa Ezell to obtain an additional guarantor meeting Seller’s then-current financial requirements for a franchisee.
4.7    Franchise Agreements.

Pro-Rated Franchise Fees. Seller agrees to amend the Franchise Agreements pursuant to the amendment attached hereto as Exhibit B-1, to include a pro-ration the Franchise Fees based on the total Lease Term, including options, set forth in the Lease Assignments (the “Pro-Ration Amendment”). Such pro-ration is based upon a ten-year Term of the Franchise Agreement equal to a Franchise Fee of Two Thousand, Nine Hundred and Ninety and NO/100 Dollars ($2,990.00) per year (the “Yearly Pro-Ration”). The parties agree the Yearly Pro-Ration shall not be further adjusted, thus if the Lease Term is less than a full year, the full amount of the Yearly Pro-Ration shall be due. Franchise Agreement Term. Seller agrees to amend twelve (12) Franchise Agreements pursuant to the amendment attached hereto as Exhibit B-2, to include a Term (as defined therein), that is equal to the initial term plus extensions of the Leases transferred to Buyer(s) and set forth in the Lease Assignments (the “FA Term Alignment Amendment”). For avoidance of doubt, the Franchise Agreement Term will not be further extended if Buyer(s) negotiates additional term on the Leases after the Closing Date. Revised Refresh Schedule. The Parties have agreed to a “Revised Refresh Schedule” regarding certain Clinics that will be incorporated into an addendum to the Franchise Agreements attached hereto as Exhibit B-3 (the “Refresh Addendum”). National Marketing Fund Cap and Local Marketing Commitment Reduction. Seller agrees to amend the Franchise Agreements to include the following pursuant to the addendum attached hereto as Exhibit B-4 (collectively, the “National Marketing Fund and Local Marketing Commitment Addendum”): during the period from the Closing through January 1, 2029, if Seller elects to increase its franchisee’s contribution to the National Marketing Fund (as defined in the Franchise Agreements) to three percent (3%) per month, Buyer(s)’s National Marketing Fund Fee in the Franchise Agreements shall increase to two and one-half percent (2.5%) per month through the end of the initial Term of the Franchise Agreements or the duration of the increase (the “National Marketing Fund Cap”); and during the period from the Closing through January 1, 2029, if Seller increases the National Marketing Fund Fee as previously described, Buyer(s) may reduce their Local Marketing Commitment (as defined in the Franchise Agreements), to the greater of four and one-half percent (4.5%) per month or Two Thousand, Seven Hundred and NO/100 Dollars ($2,700.00) per month through the end of the initial Term of the Franchise Agreements or the duration of the increase (the “Local Marketing Commitment Reduction”). Personal Guaranty. Seller agrees to amend the Franchise Owner Agreement pursuant to the amendment attached hereto as Exhibit B-5, for each Franchise Owner Agreement to limit the liability of each Guarantor to a maximum aggregate liability of Two Hundred Fifty Thousand dollars ($250,000.00) or the amount of any Promissory Note or Seller’s liability under any Lease Assignment (the “Franchise Owner Agreement Amendment”). Subject to any assignments described herein. Franchise Agreement Transfers. Seller agrees to amend the Transfer Addendum of the Franchise Agreements pursuant to the amendment attached hereto as Exhibit B-6, to permit Buyer(s) to assign any or all the Franchise Agreements to Buyer(s)’s subsidiaries in accordance with the transfer provisions of the Franchise Agreements (the “Transfer Addendum Amendment”). Additionally, the Transfer Addendum Amendment shall state if such assignment occurs within six (6) months from the Closing Date and in accordance the applicable Franchise Agreement, Seller agrees to waive the transfer fee for that assignment only. No cross default. The Parties acknowledge and agree that the Clinics and related Acquired Assets purchased under this Agreement being acquired in a stand-alone transaction. Accordingly, Buyer(s)’s obligations, liabilities, or performance defaults (if any) relating to these specific Clinics or Franchise Agreements shall not constitute or be deemed to cause a default, breach, or cross-default under any other franchise agreement, development agreement, lease, loan, guaranty, or other obligation of Buyer(s), its affiliates, or their respective principals. The Seller acknowledges that this separation is intentional and necessary due to the distressed condition of the assets being acquired, and that each Clinic and Franchise Agreement is isolated for purposes of Buyer(s)’ ongoing operations, liabilities, and franchise compliance. Nothing in Seller’s loan or guaranty agreements shall encumber, restrict, or otherwise affect Buyer(s)’s ownership, operation, or rights in and to non-related Franchise Agreements or assets. Furthermore, Seller agrees to incorporate the foregoing understanding regarding cross-default pursuant to the addendum attached hereto as Exhibit B-8 (the “Cross-Default Addendum”).

4.8    Development Agreement. Buyer(s) agrees and acknowledges that as a condition of the Seller’s agreement to the Transaction, Buyer(s) shall execute the Development Agreement for the development of one (1) clinic. This additional development agreement shall be non-exclusive and have commercially reasonable terms granting Buyer(s) the right to develop one (1) clinic in the metropolitan statistical areas (“MSAs”) of Myrtle Beach, South Carolina (collectively, the “Development Area”), by the deadlines shown below: ClinicClinic Opening DeadlineClinic 1Month 24 In accordance with the terms of the Development Agreement, in addition to the Purchase Price and the Franchise Fees, the Buyer(s) shall remit to Seller the Development Fee. Moreover, the Buyer(s) agrees and acknowledges that all individual owners and signatories (whether as individuals or as members, officers, or owners of a legal entity) to the Development Agreement shall also enter into personal guarantees to fully and severally personally guarantee the performance of all obligations of the Buyer(s), as franchisee, that are set forth in the Franchise Agreements. Exclusivity. Seller agrees to amend the Franchise Agreements pursuant to the amendment attached hereto as Exhibit B-7 to provide that for a period of eighteen (18) months following Closing, neither Seller nor any affiliate shall establish, develop, or franchise any new The Joint Chiropractic® clinic within fifteen (15) miles of the geographic areas containing the Clinics acquired by Buyer(s) (the “Exclusivity Period”), excepting Charlotte store 12033. This restriction is intended to preserve the value of the Acquired Assets and shall survive Closing. Seller’s Chiropractors. Seller is assisting certain employees and/or independent contractors of the Clinics with student loan payments. Seller shall retain all liability for such student loan payments from and after the Closing regardless of whether Buyer(s) makes an offer of employment to, or assumes the employment agreement of any such person (“Seller’s Student Loan Repayments”). The Parties acknowledge and agree that Seller’s Student Loan Repayments constitute Excluded Liabilities. Seller represents and warrants that Seller’s Loan Repayments listed on Schedule 4.10 is a complete and correct summary of Seller’s Student Loan Repayments as of the Closing.

ARTICLE 5

CLOSING DELIVERIES

5.1    Closing Deliveries of Seller. At or prior to the Closing, Seller shall deliver to Buyer(s): possession of Acquired Assets (provided, however, that notwithstanding anything to the contrary herein, (i) only those Contracts that are listed on Schedule 3.13(a) shall be part of the Acquired

Assets acquired by Buyer(s), and (ii) any and all equipment listed on Schedule 5.1(a)(ii) shall be part of the Excluded Assets); a certificate of the Secretary of Seller, dated as of the Closing Date, attaching and certifying the (i) Organizational Documents of Seller, (ii) resolutions of the board of directors of Seller authorizing the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, (iii) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements to which Seller is a party, and (iv) good standing certificates for Seller from its jurisdiction of organization and each jurisdiction in which Seller is qualified to do business; a counterpart signature page to the Bill of Sale signed by Seller; if applicable, all documentation necessary to obtain releases of all Liens (other than the Permitted Liens), including appropriate UCC termination statements; if applicable, payoff and release letters from the holders of the Debt set forth on Schedule 5.1(e) that (i) reflect the amounts required in order to pay in full such Debt and (ii) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Seller shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Seller by the holders of such Liens; if applicable, any Consent or Order required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein and any Consent required under any Contract or Permit set forth on Schedule 5.1(f); a counterpart signature page to the Franchise Agreements; a counterpart signature page to the Pro-Ration Amendment, the FA Term Alignment Amendment, the Refresh Amendment, the National Marketing Fund and Local Marketing Commitment Amendment, the Guaranty Amendment, and the Franchise Agreement Transfer Amendment; a counterpart signature page to the Development Agreement; a counterpart signature page to each Assignment and Assumption of Lease; Seller Closing Certificate, stating that, as of the Closing, all of Seller’s representations and warranties are true and correct, all Seller’s conditions precedent have been satisfied and all Seller’s covenants have been duly performed. Certification of TTM EBITDA to the best of Seller’s knowledge, signed by Seller and accompanied by supporting financial workpapers; all other instruments and documents required by this Agreement to be delivered by the Seller to Buyer(s), and such other instruments and documents which Buyer(s) or its counsel may reasonably request to effectuate the transactions contemplated hereby. All such agreements, documents and other items shall be in form and substance satisfactory to Buyer(s).

5.2    Closing Deliveries of Buyer(s). At or prior to the Closing, Buyer(s) shall deliver to Seller: a certificate from a duly authorized officer of Buyer(s), dated as of the Closing Date, attaching and certifying (i) the Organizational Documents of Buyer(s), (ii) the authorizing resolutions of Buyer(s), and (iii) the incumbency and signatures of the Persons signing this Agreement and the other Ancillary Agreements to which Buyer(s) is a party; counterpart signature pages, signed by Buyer(s), to: the Bill of Sale; the Franchise Agreements; the Pro-Ration Amendment, the FA Term Alignment Amendment, the Refresh Amendment, the National Marketing Fund and Local Marketing Commitment Amendment, the Guaranty Amendment, and the Franchise Agreement Transfer Amendment; the Development Agreement; each Assignment and Assumption of Lease; and Buyer(s) Closing Certificate, stating that, as of the Closing, all of Buyer(s)’s representations and warranties are true and correct, all Buyer(s)’s conditions precedent have been satisfied and all Buyer(s)’s covenants have been duly performed. all other instruments and documents required by this Agreement to be delivered by Buyer(s) to Seller, and such other instruments and documents which Seller or their counsel may reasonably request to effectuate the transactions contemplated hereby. All such agreements, documents and other items shall be in form and substance satisfactory to the Seller.

ARTICLE 6

COVENANTS

6.1    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer(s) (which consent shall not be unreasonably withheld or delayed), Seller shall: (a) conduct the Businesses in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations, and franchise, and to preserve the rights, franchises, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Businesses. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall: Preserve and maintain all Permits required for the conduct of the Businesses as currently conducted or the ownership and use of the Acquired Assets; Pay the debts, Taxes, and other obligations of the Businesses when due, unless contested by lawful proceedings and with adequate reserves set aside; Continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable except in a manner consistent with past practice; Maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; Continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; Take commercially reasonable actions to defend and protect the Acquired Assets from infringement or usurpation; Perform all of its obligations under all Assigned Contracts in the ordinary course consistent with past practice; Maintain the books and records in accordance with past practice; Comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; and Not take or permit any action that would cause any of the changes, events, or conditions described in Section 3.7(b) to occur.

6.2    Due Diligence & Access to Information. (a) Buyer(s)’s due diligence period will terminate fifteen (15) days prior to the Closing Date Deadline, subject to the terms and conditions, including any conditions precedent, set forth in this Agreement (the “Due Diligence Period”). (b) During the Due Diligence Period, Seller shall: (i) afford Buyer(s) and its Representatives reasonable access to tour the clinics and the right to inspect all of the properties, assets, premises, books and records, Contracts, and other documents and data related to the Businesses at reasonable times and with reasonable prior notice; (ii) furnish Buyer(s) and its Representatives with such financial, operating, and other data and information related to the Businesses as Buyer(s) or any of its Representatives may reasonably request (which shall include, but not be limited to, immediately upon the Parties executing this Agreement, providing Buyer(s) and its representatives with a complete and accurate census of all employees of the Clinics and their emails and phone numbers); and (iii) instruct the Representatives of Seller to cooperate with Buyer(s) in its investigation of the Businesses. Any investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the Businesses. No investigation by Buyer(s) or other information received by Buyer(s) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement. Notwithstanding any other provision of this Agreement, upon the Parties execution of this Agreement, Buyer(s) and/or its Representatives may reasonably communicate with any employee of the Clinics to offer employment to any such employee as of the Closing and to begin the employment onboarding process with respect to such employee, all without further notice to Seller.

6.3    No Solicitation of Other Bids. (a) For a period of sixty (60) days after the Effective Date of this Agreement or the Closing, whichever occurs first (the “Exclusivity Period”), pursuant to Article 10, Seller shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, do any or all of the following: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer(s) or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Seller, the Business, or the Acquired Assets. (b) In addition to the other obligations under this Section 6.3, after the Exclusivity Period, Seller shall promptly (and in any event within five (5) Business Days after receipt thereof by Seller or its Representatives) advise Buyer(s) orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry.

6.4    Notice of Certain Events. (a) From the date hereof until the Closing, Seller shall promptly notify Buyer(s) in writing of: (i) Any fact, circumstance, event, or action the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied; (ii) Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) Any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (iv) Any Actions commenced or, to Seller’s Knowledge, threatened against, relating to, or involving or otherwise affecting the Business, the Acquired Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1(b) or that relates to the consummation of the transactions contemplated by this Agreement.

6.5    No Waiver. Buyer(s)’s receipt of information from Seller shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement any of the Schedules. Confidentiality. All information provided by Seller to Buyer(s) shall be subject to the following confidentiality obligations (which shall terminate upon the Closing of the Transaction): (a) The information Seller furnishes or has furnished to Buyer(s) or its agents may include information that is nonpublic, confidential, or proprietary in nature (the “Information”). Buyer(s) agrees to use the Information solely in connection with performing his due diligence and consummating the Transaction contemplated by this Agreement. Buyer(s) will transmit the Information only to its representatives who need to know it as determined by Buyer(s) in its discretion. (b) Buyer(s) will maintain the confidentiality of all Information. If the Transaction is not consummated, Buyer(s) shall redeliver to Seller all documents or papers (including other media for electronic storage of information) relating to any Information pertaining to Seller that are in the possession or under the control of Buyer(s) without making copies or summaries of any such Information. If the Transaction is completed, Buyer(s) may retain the Information. (c) Buyer(s) agrees that if it should violate the provisions of this Section, Seller may suffer irreparable harm if Buyer(s) fails to comply with any of the obligations under this Agreement and that monetary damages will be inadequate to compensate Seller for such breach. Accordingly, Buyer(s) agrees that Seller shall be entitled, in addition to any other remedies available to Seller either at law or in equity, to injunctive relief to enforce the terms of this Agreement. Seller agrees to maintain as confidential any non-public information disclosed to it by Buyer(s) and his authorized agents and, if the Transaction is not consummated, Seller will return all confidential information to Buyer(s). Seller agrees not to use any confidential information disclosed to it by Buyer(s) for any purpose other than determining the feasibility of this Transaction. With respect to Buyer(s), Seller agrees to abide by rules identical to those described herein.

6.7    Waiver of Transfer Fees. Seller covenants and agrees to waive any and all applicable transfer fees associated with a traditional franchise license sale. The Buyer(s) shall remain obligated to remit the standard Franchise Fees for the twenty-two (22) Clinics.

6.8    Lease Assignment Costs. Seller shall pay, and shall be solely responsible for, all costs and expenses relating to any assignment of any Lease regardless of whether such assignment became effective before, on, or after the Closing.

ARTICLE 7

CONDITIONS TO CLOSING

7.1    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: (a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary, or permanent), that is then in effect and that enjoins, restrains, makes illegal, or otherwise prohibits the consummation of the transactions contemplated by this Agreement. (b) All material consents of, or registrations, declarations, or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed in form and substance reasonable satisfactory to Buyer(s) and Seller. (c) No temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been issued by, any Governmental Authority, that would prohibit the consummation of the transactions contemplated by this Agreement. (d) Seller shall seek assignment approval from the twenty-two (22) landlords, for the Leased Real Property set forth on Schedule 3.11(a), with the intent to have all leases assigned by the Closing. In recognition of the fact that the applicable twenty-two (22) landlords may not timely provide formal assignment approvals, the Parties agree that as a Closing condition, Seller must obtain, with the Buyer(s)’s cooperation, and at least one (1) week prior to the Closing, lease assignments or landlord consents. If Buyer(s) has executed a Promissory Note, if Seller obtains at least seventeen (17) of the twenty-two (22) leases (the “Lease Assignment Threshold”), Buyer(s) agrees to pay the amount remaining due on the Promissory Note. Such payment shall be due within five (5) days from Seller achieving the Lease Assignment Threshold. In the event the Lease Assignment Threshold is not met, the following shall occur: The Parties will complete a Closing for the Clinics that have secured a Lease Assignment, and the Parties shall continue to obtain the remaining lease assignments as soon as practicable, For the Clinics that are located in a state without professional corporation requirements for the provision of chiropractic care, Seller and Buyer(s) shall execute the management Agreement attached hereto as Exhibit L-1 (the “Management Agreement”) which shall terminate for any Clinic once a Lease Assignment is obtained and Closing occurs, and For the Clinics that are located in a state with professional corporation requirements for the provision of chiropractic care and Buyer(s) is not a professional corporation (“P.C.”), Seller and Buyer(s)’s P.C. shall execute the P.C. management agreement attached hereto as Exhibit L-2 (the “P.C. Management Agreement”), and Seller and Buyer(s) shall execute the sub management agreement attached hereto as Exhibit L-3 (the “Submanager Agreement”), both of which shall terminate for any Clinic once a Lease Assignment is obtained and Closing occurs. Prior to the Closing, Seller shall have worked in good faith with Buyer(s), and with Buyer(s)’s meaningful input and consent, to obtain from the landlord for the Pooler Clinic Number 4018 renewal options or extensions of the existing lease term, on terms substantially consistent with the current lease or otherwise reasonably acceptable to Buyer(s).

7.2. Conditions to Obligations of Buyer(s). The obligations of Buyer(s) to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer(s)’s waiver, at or prior to the Closing, of each of the following conditions: (a) The representations and warranties of Seller contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). (b) Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Seller prior to or on the Closing Date. (c) No Action shall have been commenced against Buyer(s) or Seller which could be reasonably foreseen to prevent the Closing. (d) The Required Consents and such other consents from the parties to the Assigned Contracts which require consent to the transfer of the rights of Seller thereunder to Buyer(s) shall have been received and executed counterparts thereof shall have been delivered to Buyer(s) at or prior to the Closing; provided, however, that with regard to the Premises, Closing can occur once the Lease Assignment Threshold is met. (e) From the date of this Agreement there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, is reasonably likely to result in a Material Adverse Effect. (f) Seller shall have delivered to Buyer(s) duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 5.1. (g) Buyer(s) shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date. (h) As applicable, all Encumbrances (other than Permitted Encumbrances) relating to the Acquired Assets shall have been released in full, and Seller shall have delivered to Buyer(s) written evidence, in form satisfactory to Buyer(s) in its reasonable discretion, of the release of such Encumbrances. (i)

Buyer(s) shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied, and such certificate shall be attached hereto as Exhibit G (the “Seller Closing Certificate”). (j) Buyer(s) shall have received a certificate of a duly authorized officer of Seller certifying that attached thereto are true and complete copies of resolutions adopted by the appropriate officers/directors of Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, by Seller, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby. (k) Buyer(s) shall have received a certificate of an officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder. Seller shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Buyer(s) are not foreign persons within the meaning of Section 1445 of the Code duly executed by Buyer(s). (m) Seller shall have delivered to Buyer(s) such other documents or instruments as Buyer(s) reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement. (n) Buyer(s) shall purchase the Acquired Assets of all twenty-two (22) Clinics, as such, this Agreement is expressly conditioned upon the acquisition of the Acquired Assets of all Clinics and is in no way to be interpreted as allocating value to, or offering to acquire any specific clinic, singularly. (o) The Parties shall have mutually agreed on the final form of all Exhibits and shall have mutually agreed on the final drafts of the Schedules to be incorporated into this Agreement at the Closing.

7.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions: (a) The representations and warranties of Buyer(s) contained in this Agreement, the Ancillary Documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). (b) Buyer(s) shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by Buyer(s) prior to or on the Closing Date. (c) No Action shall have been commenced against Buyer(s) or Seller which could be reasonably foreseen to prevent the Closing. (d) The Required Consents and such other consents from the parties to the Assigned Contracts which require consent to the transfer of the rights of Seller thereunder to Buyer(s) shall have been received and executed counterparts thereof shall have been delivered to Buyer(s) at or prior to the Closing. (e) Buyer(s) shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 5.2. (f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer(s), that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied, and such certificate shall be attached hereto as Exhibit H (the “Buyer(s) Closing Certificate”). (g) Seller shall have received a certificate of a duly authorized officer of Buyer(s) certifying that attached thereto are true and complete copies of resolutions adopted by the board of directors of Buyer(s) authorizing the execution, delivery, and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby. (h) Seller shall have received a certificate of an officer of Buyer(s) certifying the names and signatures of the officers of Buyer(s) authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder. Seller shall have received from Buyer(s) shall the executed Franchise Agreements, which Franchise Agreements shall include executed guaranty(s) from the beneficial owners of Buyer(s) severally guarantying the obligations of Buyer(s) under the Franchise Agreements. (j) Buyer(s) have provided all documents requested by Seller to complete an assessment of the Buyer(s) and the Guarantors and such financial assessment meets Seller’s then-current financial qualifications for Seller’s franchisees.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1    Indemnification by Seller.

Subject to the terms and conditions of this Article 8, Seller will indemnify and hold harmless Buyer(s) and each of its Affiliates, and its successors and assigns (the “Buyer(s) Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer(s) Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of the survival period set forth in Section 8.3 below, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 8 prior to the end of any applicable survival period set forth in Section 8.3 below) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 3 or made by Seller in any Ancillary Agreement; (ii) any breach of any covenant or agreement of the Seller in this Agreement or in any Ancillary Agreement; (iii) Indemnified Taxes; or (iv) any Excluded Liability. Seller agrees that it shall pay and otherwise fully satisfy and discharge all Excluded Liabilities, and shall indemnify and hold all Buyer(s) Indemnitees harmless from, and shall reimburse all Buyer(s) Indemnitees for, all Adverse Consequences that any Buyer(s) Indemnitee may suffer or incur in connection with any Excluded Liabilities.

8.2    Indemnification by Buyer(s). Subject to the terms and conditions of this Article 8, Buyer(s) will indemnify and hold harmless Seller, their respective Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 8 prior to the end of the survival period set forth in Section 8.3 herein) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer(s) in Article 2 or in any Ancillary Agreement, (b) any breach of any covenant or agreement of Buyer(s) in this Agreement or in any Ancillary Agreement, or (c) any of the Acquired Assets including, without limitation, the Assumed Accounts Payable, Assumed

Accounts Receivable, Assumed Liabilities, Clinics, Leases, and the Premises, from and after the Closing Date.

8.3    Survival and Time Limitations. All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. Seller will not have liability with respect to any claim under Section 8.1(a) or Section 8.1(b) unless Buyer(s) notifies Seller of such a claim on or before the twenty-four (24) month anniversary of the Closing Date; provided, however, that, notwithstanding the foregoing, any claim related Excluded Liabilities or to intentional or fraudulent breaches of the representations and warranties may be made by the Buyer(s) at any time without limitation. Buyer(s) will have no liability with respect to any claim under Section 8.2 unless the Seller notifies Buyer(s) of such a claim on or before the twenty-four (24) month anniversary of the Closing Date; provided, however, that Buyer(s) shall have ongoing liability beyond the twenty-four (24) month anniversary of the Closing Date for any claim related to intentional or fraudulent breaches of the representations and warranties, and such claim may be made by the Seller at any time without limitation. If Buyer(s) or Seller, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.

8.4    Limitation on Indemnification by Seller; Payment by Seller. With respect to the matters described in Section 8.1(a)(i) – (ii), Seller will not have liability with respect to such matters until Buyer(s) Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of Two Hundred Fifty Thousand and NO/100 US Dollars ($250,000.00) (the “Indemnification Threshold”), after which point the Seller will be obligated to indemnify Buyer(s) Indemnitees from and against all Adverse Consequences from and including the first dollar; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to (i) Indemnified Taxes, (ii) breaches of the Excluded Liabilities, or (iii) any intentional misrepresentation or fraud. With respect to the matters described in Section 8.1(a)(i)-(iii), the aggregate maximum liability of Seller shall be Eight Hundred and Seventy-Five Thousand NO/100 US Dollars ($875,000.00) (the “Indemnification Cap”); provided, however, that, notwithstanding the foregoing, from and after the Closing, there is no limit on Seller’s liability resulting from any Adverse Consequences related to Excluded Liabilities or any intentional misrepresentation or fraud. To the extent Indemnified Taxes also constitute Excluded Liabilities, they shall be deemed Excluded Liabilities under this Article 8. From and after the Closing, subject to the Indemnification Cap set forth in Section 8(b) above, Seller shall promptly Buyer(s), in immediately available funds, all amounts due related to Adverse Consequences of Buyer(s) arising out of and subject to the limitations above.

8.5    Limitations on Indemnification by Buyer(s); Payment by Buyer(s). With respect to the matters described in Section 8.2, Buyer(s) will have no liability with respect to such matters until Seller Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Indemnification Threshold, after which point Buyer(s) will be obligated to indemnify Seller Indemnitees from and against all Adverse Consequences from and including the first dollar; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences relating to any intentional misrepresentation or fraud. With respect to the matters described in Section 8.2, the aggregate maximum liability of Buyer(s) shall be the Indemnification Cap for ALL Seller indemnification claims, regardless of the number of Clinics implicated by an indemnification claim, or the number of total indemnification claims. The

Indemnification Cap on aggregate maximum liability of Buyer(s) shall not apply in respect of any Adverse Consequences relating to (a) any intentional misrepresentation or fraud, or (b) the Purchase Price due hereunder.

8.6    Third-Party Claims. If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 8 (except to the extent such failure materially prejudices the defense of such proceeding). Upon receipt of the notice described in Section 8.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 8.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim. In the event that any of the conditions under Section 8.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate subject to the commercially reasonable approval of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 8. Except in circumstances described in Section 8.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

8.7    Other Indemnification Matters. All indemnification payments under this Article 8 will be deemed adjustments to the Cash Payment for Tax purposes, unless otherwise required by Law. For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 8, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

ARTICLE 9

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer(s) and Seller for certain tax matters following the Closing Date:

9.1    Tax Indemnification. In addition to the indemnification provisions of Article 8, Seller shall be liable for, and indemnify and hold Buyer(s) Indemnitees harmless from all Taxes of Seller.

9.2    Straddle Period. In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

9.3    Cooperation on Tax Matters. Buyer(s) and Seller will cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns and any Proceeding related thereto. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer(s) and Seller will retain all books and records with respect to Tax matters pertinent to the Clinics relating to any Tax period beginning before the Closing Date until thirty (30) days after the expiration of the statute or period of limitations of the respective Tax periods.

ARTICLE 10

TERMINATION

10.1    Termination. This Agreement may be terminated at any time prior to the Closing: By the mutual written consent of Seller and Buyer(s); By Buyer(s) by written notice to Seller if: Buyer(s) is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy, or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer(s); or any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 15th, 2025, unless such failure shall be due to the failure of Buyer(s) to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; by Seller by written notice to Buyer(s) if: Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Buyer(s) pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article 7 and such breach, inaccuracy or failure has not been cured by Buyer(s) within ten (10) days of Buyer(s)’s receipt of written notice of such breach from Seller; or any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if Seller reasonably determines in good faith and in consultation with Buyer(s) that any of such conditions will not be, fulfilled by September 30, 2025, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or by Buyer(s) or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable. 10.2

10.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except as to the provisions relating to confidentiality, public announcements, this Section 10.2, and Article 12, and (b) that nothing herein shall relieve any party from liability for any breach of the foregoing surviving provisions of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

10.3 Bankruptcy Proceedings. If within ninety-one (91) days after the payment of the Purchase Price clears the Seller’s bank account, the Buyer(s) becomes the subject of a voluntary or involuntary bankruptcy petition (as set forth in any state proceeding or the “United States Bankruptcy Code” (e.g., Title 11 of the “United States Code”), and the applicable “Federal Rules of Bankruptcy Procedure”), or makes an assignment for the benefit of creditors, and the Seller is required to disgorge any portion or all of the Purchase Price, then this Agreement shall be of no force or effect whatsoever, and the Seller shall immediately have the right to avail itself of all remedies under this Agreement, or any remedies available at law or in equity. In the event an attempt is made by a trustee, debtor, or any other party which alleges standing to recover all or any portion of the Purchase Price as a preferential transfer under section of the United States Bankruptcy Code or similar state or federal statute, the Seller shall immediately be released from all of its obligations herein, and recover from the Buyer(s) and the Guarantors all monies owed to the Seller under this Agreement, less any portion that is not recovered as a preferential transfer.

ARTICLE 11

DEFINITIONS

“Acquired Assets” means all right, title, and interest in and to all of the assets of Seller that relate to any Clinic, including but not limited to: (a) all Assumed Accounts Receivable to the extent not collected prior to the Closing; (b) all prepayments, prepaid expenses or other deferred items, including those arising under any Contract listed in Schedule 3.13(a), (c) all machinery, equipment, vehicles, supplies and inventory, including, but not limited to all tangible personal property listed on Schedule 3.6(a); (d) all Contracts listed on Schedule 3.13(a), including all rights and benefits under any such Contract, all franchise rights (including all rights under the Franchise Agreement(s), personal property lease, real property lease, purchase option, customer order, purchase order, plan, instrument, document, commitment, arrangement, undertaking or authorization of each Clinic; (e) all Permits relating to operation of the Businesses by each Clinic; (f) all rights and benefits under all insurance policies (except as related to Employee Benefit Plans); (g) all computer programs (including any licenses to such items licensed by each Clinic), subject to the terms of applicable software agreements; (h) all logs, client lists, books of insurance business, expiration lists, customer and supplier lists, customer relationships, drawings, and specifications, creative materials, business and financial records and files (other than original company records and minute books), employee files, data and books of account, payroll, personnel and medical records, whether printed or computerized; (i) all intangible rights and goodwill of Seller relating to each Clinic; (j) all Intellectual Property and other general intangibles of Seller relating to each Clinic; telephone numbers, facsimile numbers of each Clinic, and the internet addresses and e-mail addresses of employees of Seller who work for any Clinic; (k) all advertising and marketing materials and supplier information; (l) all rights, causes of action, rights of recovery, set off and claims, counterclaims, credits, rights and interests, rights to indemnification or similar rights, known or unknown, matured or unmatured, assumed or contingent, against third parties; (k) all security or other deposits relating to any of the foregoing; and (l) all other tangible and intangible assets, wherever located; provided, however, in each case, that the Acquired Assets shall not include the Excluded Assets.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director, manager or member of such Person, (c) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (a) and (b), and (d) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Allocation Schedule” has the meaning set forth in Section 1.5 above.

“Ancillary Agreements” means all of the agreements and instruments being executed and delivered pursuant to this Agreement.

“Assignment and Assumption of Lease” means certain Assignment and Assumption of Lease dated as of the date hereof for the Premises, between the landlords under the Leases outlined on Schedule 3.11(a) and Seller and Buyer(s) and attached hereto in Exhibit E.

“Assumed Accounts Payable” means amounts related to the provision of services that are included as account payables on the books of each Clinic, that are payable to Persons other than Affiliates of Seller, which arose in the ordinary course of business, and only to the extent accrued for and included as a current liability and assumed, in writing, by Buyer(s).

“Assumed Accounts Receivable” means all amounts owed to each Clinic any of its customers or clients arising from the provision of services to such customers or clients by each Clinic whether said amounts are billed or unbilled or recorded on the books of Seller. For purposes hereof, all Assumed Accounts Receivable are deemed to arise immediately upon the provision of such services by each Clinic to a customer or client.

“Assumed Liabilities” or “Assumed Liability” means: (a) Assumed Accounts Payable; (b) all obligations of each Clinic under the Contracts listed on Section 3.13(a)(i), either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing but, for the avoidance of doubt, not obligations for any breach or violation of such Contracts that occurred prior to the Closing; (c) all deferred revenue of the Clinics relating to customer prepayments for services that should be accrued as of the Closing Date; (d) all liabilities and obligations arising out of operation of the Businesses or the use or ownership of the Acquired Assets arising from and after the Closing; (e) Hired Employees as set forth in Section 4.4; and (f) all deferred maintenance obligations relating to any equipment or under the Leases; provided, however, that the Assumed Liabilities shall not include the Excluded Liabilities, and provided, further, that no item shall constitute an Assumed Liability unless it is included on Schedule 1.2 as of the Closing.

“Bill of Sale” means that certain Assignment, Bill of Sale and Assumption of Liabilities Agreement dated as of the date hereof between Seller and Buyer(s) and attached hereto as Exhibit I.

“Business” and “Businesses” means, with respect to each Clinic and all of the Clinics, collectively, the business of providing chiropractic, pain relief and preventative care.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed where the Clinic is located. “Buyer(s)” has the meaning set forth in the preface above.

“Buyer(s) Closing Certificate” means that certain Buyer(s)’s certificate dated as of the date hereof, executed by Buyer(s) and attached hereto as Exhibit H.

“Buyer(s) Indemnitees” has the meaning set forth in Section 8.1(a) above.

“Cap” has the meaning set forth in Section 8.4(b) above.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash” means the aggregate amount of cash and cash equivalents of Seller on a consolidated basis as determined in accordance with GAAP, consistently applied; provided, that if such aggregate amount of cash and cash equivalents is a negative number, then it shall include the amount of all fees, penalties or interest related to such negative amount of Cash.

“Cash Consideration” means as described herein.

“Cash Payment” means the amount equal to (a) the Cash Consideration, plus (b) the Franchise Fees, minus the Debt Amount, if any.

“Clinics” and/or “Clinic” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 1.7 above.

“Closing Date” has the meaning set forth in Section 1.7 above.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Company Insurance Agreements” has the meaning set forth herein.

“Confidential Information” means any information concerning the business and affairs of Seller or the Business not already generally available to the public.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property below.

“Customer” means any Person who (a) purchased products or services from Seller (or its predecessors) during the three (3) years prior to the Closing Date, (b) was called upon or solicited by Seller (or its predecessors) during such three (3) year period, or (c) was a distributor, sales representative, agent or broker for Seller during such three (3) year period.

“Data Security Requirements” means, collectively, all of the following to the extent related to the collection, use, processing, storage, protection, transfer or disposition of data, or otherwise relating to privacy, data protection and security, anti-spam, security breach notification requirements applicable to the Seller: (a) all applicable Laws, including any legislation currently in force in any jurisdiction worldwide concerning the protection or processing of personal data, such as the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), the California Consumer Privacy Act (CCPA), the Telephone Consumer Protection Act (TCPA), and the Data Protection Act 2018, the General Data Protection Regulation ((EU) 2016/679), the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003) and any legislation which implements the European Union’s Directive 95/46/EC and the Privacy and Electronic Communications Directive (2002/58/EC), each as amended, or which implements any other current legal act of the European Union or the United Kingdom concerning the protection and processing of personal data, as applicable; (b) Seller’s own rules, policies and procedures; (c) industry standards applicable to the industry in which Seller operates, such as the Payment Card Industry (PCI) Data Security Standards; and (d) all contractual commitments of Seller.

“Debt” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases (calculated in accordance with GAAP), (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions (other than current accounts payable to suppliers and similar accrued liabilities incurred in the Ordinary Course of Business, paid in a manner consistent with industry practice), (f) obligations under any existing interest rate, commodity or other swap, hedge or financial derivative agreement entered into by Seller prior to Closing, (g) Off-Balance Sheet Financing of Seller in existence immediately prior to the Closing, (h) other long term or non-ordinary course liabilities (i) any liabilities or obligations resulting from Seller’s deferral of any employment and payroll taxes pursuant to the CARES Act, (j) indebtedness or obligations of the types referred to in the preceding clauses (a) through (i) of any other Person secured by any Lien on any assets of Seller, even though Seller has not assumed or otherwise become liable for the payment thereof, and (k) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (g) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties.

“Debt Amount” means all Debt of Seller applicable to assets of any specific Clinic (on a consolidated basis) as of the Closing Date plus, without duplication, any amounts required to fully pay or otherwise satisfy all such Debt (including, but not limited to, any prepayment premium or penalty, breakage costs, accrued interest and costs and expenses), including any Deferred Payroll Taxes.

“Deferred Payroll Taxes” means any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Practice has elected to defer pursuant to Section 2302 of the CARES Act.

“Designated Courts” has the meaning set forth in Section 12.10 below.

“Disclosure Schedules” means the disclosure schedule, if any, delivered by Seller to Buyer(s) on the date hereof.

“Employee Benefit Plan” means the plans listed in Schedule 3.17(a) that include any (a) qualified or nonqualified Employee Pension Benefit Plan or deferred compensation or retirement plan, fund, program, or arrangement, (b) Employee Welfare Benefit Plan, (c) “employee benefit plan” (as such term is defined in ERISA §3(3)), (d) equity-based plan, program, or arrangement (including any equity option, equity purchase, equity ownership, equity appreciation, phantom equity, or restricted equity plan) or (e) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Seller or any ERISA Affiliate for the benefit of any present or former officers, employees, agents, managers, directors, consultants, or independent contractors of Seller or an ERISA Affiliate.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, recycling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with Seller, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“Excluded Assets” shall mean (a) Cash, (b) the articles of organization, operating agreements, buy sell agreements, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer, and other identification numbers, seals, minute books, transfer books, blank interest certificates, and other documents relating to the formation, maintenance, and existence of each Clinic as a limited liability company, (c) all rights of Seller under this Agreement, (d) any assets of, or specifically relating to, any Employee

Benefit Plans of Seller including Student Loans, (e) certain personal assets not related to the operations of the Clinics, (f) all Contracts not referenced on Schedule 3.13(a), and (g) all equipment referenced on Schedule 3.6(a).

“Excluded Liabilities” or “Excluded Liability” means any liability or obligation of Seller for which Buyer(s) is alleged to be liable, that is not an Assumed Liability, including but not limited to, (a) any Debt of Seller, (b) all Transaction Expenses, (c) any obligation of Seller to indemnify or hold harmless any current or former director or officer of Seller for claims that relate to periods prior to the Closing, (d) any refunds, overpayments or other similar amounts payable to a Governmental Body or any other Person, (e) any liability or obligation related to any Excluded Asset, (f) all accounts payable that do not constitute Assumed Accounts Payable, (g) all accrued payroll or other ordinary course expenses that are not Assumed Employee Obligations including Seller’s Student Loan Repayments, (h) any liability or obligation of Seller for Taxes, including income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby, (i) any liability or obligation of Seller under their Employee Benefit Plans, and (j) any liability or obligation set forth on Schedule 8(b), in each case (A) including, without limitation, any of the foregoing arising from matters disclosed to Buyer(s) or its Affiliates or otherwise referenced in this Agreement, and whether any related claim arises before or after the Closing and (B) whether such matters are known or unknown, contingent or otherwise, whether accrued, liquidated, matured or unmatured.

“Excluded Representations” has the meaning set forth in Section 8.3 above.

“Federal Health Care Program” means any “federal health care program” as defined in 42. U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any Governmental Body). “Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Franchise Agreement(s)” means the thirty (30) separate Franchise Agreements to be entered into between Buyer(s) and Seller in the form of the standard “The Joint Chiropractic Franchise Agreements” customarily entered into by franchisees of The Joint Corp.

“Franchisor” means Seller. “GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (a) petroleum or petroleum products, byproducts, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs, toxic mold or fungus of any kind or species, materials, or wastes, chemical substances, or mixtures, pesticides, noise, or radiation, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “solid waste,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Health Care Laws” means all Laws and Orders relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of medicine, institutional, equipment and professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation, physician orders, medical record retention, laboratory services, surgery, radiation therapy, research, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, appropriate use, medical privacy and security, patient confidentiality, informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events and advertising or marketing of health care services, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a -7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a 7b), federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7 a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. § 801, et seq.) and HIPAA, the rules and regulations promulgated under the foregoing statutes, and any other similar state and local Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any implementing regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic

Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“Hired Employees” has the meaning set forth in Section 4.4 above. “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Leased Real Property.

“Indemnified Party” has the meaning set forth in Section 8.6(a) above.

“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of Seller for any Pre-Closing Tax Period, (b) any and all Taxes of any member of an affiliated consolidated, combined or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local or foreign Law, (c) any and all Taxes of any Person imposed on Seller as a transferee or successor, by Contract or pursuant to any Law, which Taxes are imposed on Seller as a result of an event or transaction occurring on or prior to the Closing Date, and (d) all Taxes imposed on or incurred by Seller. “Indemnifying Party” has the meaning set forth in Section 8.6(a) above.

“Independent Accountants” refers to the future mutual appointment by the Buyer(s) and the Seller of an independent accounting individual or firm who, acting as experts and not arbitrators, shall resolve (a) the Disputed Amounts and make adjustments to the Post-Closing Adjustments and the Closing Statement as set forth in Section 1.4(c), and (b) any disputes regarding the Purchase Price Allocation as set forth in Section 1.5.

“Information” has the meaning set forth in Section 6.6(a) above.

“Intellectual Property” means all intellectual property and other similar proprietary rights, whether registered or unregistered, including all of the following in any jurisdiction throughout the world: (a) all inventions and discovery inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and counterparts claiming priority therefrom, and related patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof and all rights associated with any of the foregoing (together, the “Patents”), (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, and other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (together, the “Trademarks”), (c) all copyrights and works of authorship, and other copyrightable works, whether or not copyrightable, and whether published or unpublished, including software code, translations, documentation, marketing and training materials, user interface designs, compilations, and databases, and all applications, registrations, and renewals in connection therewith, and all derivative works, adaptions, compilations, and combinations of the foregoing (together, the “Copyrights”), (d) all trade secrets and other confidential and proprietary business information and other information that derives economic value from not being generally known (including ideas, research and development, know-how, formulas, compositions, processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals)

(together, the “Proprietary Information”), (e) all Software, (f) all social media accounts (including, but not limited to, Facebook, Instagram, X, LinkedIn, and YouTube relating to each Clinic, along with passwords and access to all each social media accounts, and (g) all other proprietary rights.

“Intellectual Property Agreements” means (a) any Contract for the development of any Intellectual Property by any third party for, with or on behalf of Seller, and (b) all licenses, sublicenses and other agreements whereby (i) Seller is authorized to use or access any Intellectual Property (other than for off-the-shelf commercially available Software, freeware, or Open Source Software, in each case, that do not require payment of any recurring license fees, subscription fees, or any recurring support and maintenance and which have not been customized in any material way) or (ii) Seller licenses or otherwise authorizes a third party to use or access any Intellectual Property. “Knowledge” means(a) in the case of an individual, the actual knowledge of such individual, upon reasonable inquiry, (b) in the case of Buyer(s), the actual knowledge of Chris O’Neal, upon reasonable inquiry, and (c) in the case of Seller, the actual knowledge of the applicable Seller’s employee, upon reasonable inquiry.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law. “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures or other interest in real property held by each Clinic, as described on Schedule 3.11(a).

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, development, or effect that, individually or in the aggregate, will or could reasonably be expected to have a materially adverse effect on (a) the business, operations, condition (financial or otherwise), value of the Acquired Assets (including intangible assets), liabilities, prospects, operating results, value, employee, customer or supplier relations, or financial condition of Seller or (b) the ability of Seller to timely consummate the transactions contemplated by this Agreement.

“Material Contracts” means, collectively, the Contracts required to be listed in Schedule 3.13(a), the Leases, and the Company Insurance Agreements (which Insurance Agreements shall not be transferred to Buyer(s)).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.

“Medical Waste” means (a) pathological waste, (b) blood, (c) wastes from surgery or autopsy, (d) dialysis waste, including contaminated disposable equipment and supplies, (e) cultures and stocks of infectious agents and associated biological agents, (f) contaminated animals, (g) isolation wastes, (h) contaminated equipment, (i) laboratory waste, and (j) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq.

“Medicare” means the health insurance program established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq. “Most Recent Financial Statements” has the meaning set forth in Section 3.7(a) above. “Most Recent Fiscal Month End” has the meaning set forth in Section 3.7(a) above.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.7(a) above.

“Objection Statement” has the meaning set forth in Section 1.5 above.

“Off-Balance Sheet Financing” means (a) any liability of Seller under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of Seller and (b) any liability of Seller under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Open Source” means any software or other material that is made generally available to the public, under “open source” licenses (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD, the Apache License or any similar license arrangement) and without requiring the payment of any fees or royalties.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator. “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of organization, operating agreement or buy sell agreements, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” has the meaning set forth in the preface above.

“Patents” has the meaning set forth in the definition of Intellectual Property above.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that Seller is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, material men and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of Seller. “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Privacy Laws” has the meaning set forth in Section 3.20 above.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator. “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Proprietary Information” has the meaning set forth in the definition of Intellectual Property above.

“Public Software Licenses” means any license for Software pursuant to which: (a) such Software is made generally available to the public without requiring payment of fees or royalties; or (b) any derivative of such Software is or may be required to be disclosed or licensed on the same terms as such license.

“Purchase Price” means the Base Purchase Price, as adjusted upwards or downwards as set forth in Section 1.3 above.

“RDA” means The Joint Chiropractic Regional Development Agreement (“RDA”) dated June 26, 2013, as amended on July 1, 2016, July 18, 2017 and June 23, 2023.

“Referral Recipient” means any Person to whom a Referral Source refers, recommends or arranges for the referral of patients or other health care business to the Group Companies or any of their Affiliates.

“Referral Source” means any past, present or potential patient, physician, supplier, contractor, customer, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Consents” means the consent required of any third party, included any applicable consent of Landlords and the persons or entities referenced in Section 6.7 above, to close the Transaction on the terms described in this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. “Seller” has the meaning set forth in the preface above.

“Seller Closing Certificate” means that certain Seller’s certificate dated as of the date hereof, executed by Buyer(s) and attached hereto as Exhibit G.

“Seller Indemnitees” has the meaning set forth in Section 8.2 above. “Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Systems” means all computers, software, databases, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, circuits, networks, databases, data communications and telecommunication lines and all other information technology systems and equipment (including communications equipment, terminals, and hook-ups that interface with third-party software or systems), including any outsourced systems and processes reasonably within Seller’s control, that are owned, licensed, leased or otherwise used or relied on by Seller.

“Tax” or “Taxes” means (a) any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge, (b) any interest, fines, penalties, assessments, deficiencies or additions thereto, or incurred in connection with or in lieu of any items described herein or any related contest or dispute, (c). and any liability for Taxes of another Person incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. “Third-Party Claim” has the meaning set forth in Section 8.6(a) above.

“Trademarks” has the meaning set forth in the definition of Intellectual Property above.

“Trademark Assignment” means that certain Trademark Assignment dated as of the date hereof between Seller and Buyer(s).

“Transaction Expenses” means any and all legal, accounting, tax, financial advisory, investment bank, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Seller in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), (b) payments, bonuses or severance which become due or are otherwise required to be made as a result of or in connection with the Closing, and (c) payroll, employment or other Taxes, if any, required to be paid by Buyer(s) with respect to the amounts payable pursuant to this Agreement or the amounts described in clause (a) and (b).

“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing Date, whether or not Seller has been billed for such expenses.

ARTICLE 12

MISCELLANEOUS

12.1    Press Releases and Public Announcements.
Neither Party shall make any announcement of the Transaction contemplated by this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided however that if any announcement or disclosure of the Transaction is required by applicable rule or regulations of the Securities and Exchange Commission (since the Seller is a publicly traded company), the Seller shall not be required to secure such prior written approval from Buyer(s). The foregoing shall not restrict in any respect either Party’s ability to communicate information concerning the transactions contemplated hereby to the Parties’ respective affiliates’, officers, directors, employees, attorneys, accountants and professional advisers, and, to the extent relevant, to third parties whose consent is required in connection with the Transaction contemplated by this Agreement.

12.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3    Entire Agreement. This Agreement (including the documents referred to herein) and the Ancillary Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer(s) and the Seller; provided, however, that Buyer(s) may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer(s) nonetheless shall remain responsible for the performance of all of its obligations hereunder), (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer(s) or any of its Affiliates or (c) assign its rights under this Agreement to any Person that acquires Buyer(s) or any of its assets.

12.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (.PDF)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7    Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:    The Joint Corp.
ATTN: Scott Bowman, Chief Financial Officer
16767 N. Perimeter Drive, Suite 110
Scottsdale, Arizona 85260
E-mail: scott.bowman@thejoint.com

Copy to:        The Joint Corp
ATTN: Andra Terrell, Sr. VP of Legal and Secretary
16767 N. Perimeter Drive, Suite 110
Scottsdale, Arizona 85260
E-mail: notices@thejoint.com

If to Buyer(s):        Addisco Value, LLC
Address:
Phone Number:
Email Address:

Triangle Chiropractic Associates P.C
Address:
Phone Number:
Email Address:

Bluffton TJ, LLC,
Address:
Phone Number:
Email Address:

Copy to:        Grabowski Law Firm, PLLC
Attn: Austin Grabowski
4539 Hedgemore Dr, suite 103
Charlotte, NC 28209
info@grabowskilawfirm.com
704 644 5997

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8    Governing Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.9    Waiver of Jury Trial. EACH OF THE PARTIES WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

12.10    Exclusive Venue. THE PARTIES AGREE THAT ALL DISPUTES, LEGAL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN A FEDERAL DISTRICT COURT FOR THE DISTRICT OF ARIZONA LOCATED IN MARICOPA COUNTY, ARIZONA OR AN ARIZONA STATE COURT LOCATED IN MARICOPA COUNTY, ARIZONA (COLLECTIVELY THE “DESIGNATED COURTS”). EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS. NO LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OF IMMUNITY FROM JURISDICTION AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE. EACH OF THE PARTIES ALSO AGREES THAT DELIVERY OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT TO A PARTY IN COMPLIANCE WITH SECTION 12.7 OF THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN A

DESIGNATED COURT WITH RESPECT TO ANY MATTERS TO WHICH THE PARTIES HAVE SUBMITTED TO JURISDICTION AS SET FORTH ABOVE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PARTIES FURTHER AGREE THAT ALL DISPUTES SUBMITTED TO THE COURT PURSUANT TO THIS SECTION SHALL BE TRIED TO THE COURT SITTING WITHOUT A JURY, NOTWITHSTANDING ANY STATE OR FEDERAL CONSTITUTIONAL OR STATUTORY RIGHTS OR PROVISIONS. THE PREVAILING PARTY, UPON DELIVERY OF WRITTEN DEMAND TO THE NON-PREVAILING PARTY, SHALL BE ENTITLED TO FULL COMPENSATION OF ITS FEES AND EXPENSES (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES, COURT AND EXPERT WITNESS FEES, TRAVEL EXPENSES, AND RELATED REASONABLE EXPENSES INCURRED IN SUCH ACTION).

12.11    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.12    Injunctive Relief; Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the Parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each Party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 12.10 without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No Party will oppose the granting of an injunction, specific performance, or other equitable relief provided herein on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other person or legal entity shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

12.13    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.14    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, that all Transaction Expenses incurred by the Seller in connection with this Agreement shall be paid by the Seller.

12.15    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

12.16    Incorporation of Exhibits, Schedules and Disclosure Schedules. At Closing, the Exhibits, Disclosure Schedules, and other Schedules identified in this Agreement will be agreed to by the Parties, will be incorporated herein by reference, and will be made a part hereof. After the Parties’ execution of this Agreement, the Parties shall work in good faith to mutually agree on the final form of the Exhibits and on the final Schedules and Disclosure Schedules.

12.17    Schedules. Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.18    Remedies Cumulative. No remedy set forth or referred to in this Agreement is intended to be exclusive, but shall be cumulative and in addition to any other remedy set forth or referred to in this Agreement, in any other agreement between the Parties, or otherwise available under applicable Law.

12.19 Damages. EACH OF THE PARTIES WILL BE LIABLE TO THE OTHER FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO A BREACH OF ITS REPRESENTATIONS OR WARRANTIES, OR ITS PERFORMANCE OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, LIQUIDATED, OR INCIDENTAL DAMAGES, OR CLAIMS FOR LOST PROFITS.

12.20 Fully Informed Parties and Capacity. The Parties have been represented in the negotiations for and in the preparation of this Agreement by counsel of their own choosing; they have reviewed and understand the provisions of this Agreement; they have had it fully explained to them by their counsel; and they are fully aware of and understand its contents and its legal effect. Each Party acknowledges that it enters into this Agreement freely and voluntarily and is not acting under coercion, duress, economic compulsion, nor is entering into this Agreement because of any supposed disparity in bargaining power; rather, each party is freely and voluntarily signing this Agreement for its own benefit. Furthermore, each of the individuals signing this Agreement represents and warrants that he or she has full power and authority to bind the Party identified above his or her name.

12.21 Force Majeure. Neither Party shall be responsible for any loss or damage resulting from any delay or failure in performing any provision of this Agreement due to any act of God, fire, explosion, flood, storm, pandemic, earthquake, war, riot, disease or from any delay or failure, or by any cause beyond either Party’s control or by the order, requisition, request or recommendation of any governmental agency or acting body, or compliance therewith or by governmental proration, regulation or priority or the inability of a Party to perform its obligations herein as a result from any other delay or failure due to any cause beyond the affected Party’s control, similar or dissimilar to any such causes (“Force Majeure Event”). A Force Majeure Event shall not affect another Party’s obligations hereunder. Notwithstanding the foregoing, performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section; provided, however, that if any such delay continues for a period of more than thirty (30) calendar days, the Party not claiming excusable delay may terminate this Agreement, upon five (5) day written notice to the other Party.

12.22 Buyer(s) Interpretation. Each Buyer(s) executes this Agreement solely with respect to its Allocated Clinics. Any reference to ‘Buyer(s)’ shall be construed to apply separately and severally to each Buyer(s) as to its Allocated Clinics. The term “Buyer(s),” as used throughout this Agreement, shall refer collectively to Addisco Value, LLC, Triangle Chiropractic Associates P.C., and Bluffton TJ, LLC. Unless expressly stated otherwise, any reference to “Buyer(s)” shall be construed as applying both to all Buyer(s) collectively and to each Buyer(s) severally, as applicable to that Buyer(s)’s Allocated Clinics, Acquired Assets, Assumed Liabilities, and related representations, warranties, covenants, and obligations. Each Buyer(s)’s obligations are several and not joint, and no Buyer(s) shall be liable for the performance or obligations of any other Buyer(s).

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYERS: ADDISCO VALUE, LLC, a North Carolina limited liability company By: Name: Alexander Klaus Title: Mana Date: _______________________________	SELLER: THE JOINT CORP., a Delaware corporation By: Name: Sanjiv Razdan Title: Chief Executive Offi Date: _______________________________
ADDISCO VALUE, LLC, a North Carolina limited liability company	THE JOINT CORP., a Delaware corporation

By: /s/ Alexander Klaus	By: /s/ Sanjiv Razdan
Name: Alexander Klaus	Name: Sanjiv Razdan
Title: Manager	Title: Chief Executive Officer
Date: 12/5/2025	Date: 12/6/2025

TRIANGLE CHIROPRACTIC ASSOCIATES P.C., a North Carolina limited liability company	By: /s/ Scott Bowman
Name: Scott Bowman
By: /s/ Todd Wegerski, DC	Title: Chief Financial Officer
Name: Todd Wegerski, DC	Date: 12/6/2025
Title: Manager
Date: 12/6/2025

By: /s/ Lisa Ezell
Name: Lisa Ezell
Title: Manager
Date: 12/6/2025

BLUFFTON TJ, LLC a South Carolina limited liability company

By: /s/ Andrew Michael Evec
Name: Andrew Michael Evec
Title: Manager
Date: 12/5/2025

By: /s/ Susan Ruth Train
Name: Susan Ruth Train
Title: Manager
Date: 12/5/2025

GUARANTORS:
(As to Section 4.6 Guaranty Obligations)

By: /s/ Alex Klaus
Name: Alex Klaus
Date: 12/5/2025

By: /s/ Todd Wegerski, DC
Name: Todd Wegerski, DC
Date: 12/6/2025

By: /s/ Lisa Ezell
Name: Lisa Ezell
Date: 12/6/2025

By: /s/ Andrew Evec, DC
Name: Andrew Michael Evec
Date: 12/5/2025

By: /s/ Susan Ruth Train
Name: Susan Ruth Train
Date: 12/5/2025
ACKNOWLEDGED AND ACCEPTED BY THE “PC”: TRIANGLE CHIROPRACTIC ASSOCIATES, PC, a North Carolina professional corporation Sign: /s/ Todd Wegerski, DC Print: Todd Wegerski, DC Title: President Date: 12/6/2025